EXHIBIT 10.68

                JOINT VENTURE OPERATING AGREEMENT

                            PEP 38723

                             Between:


                   INDO-PACIFIC ENERGY (NZ) LTD

                               And

               TRANS-ORIENT PETROLEUM (NZ) LIMITED

                               And

            TRANS NEW ZEALAND OIL COMPANY (NZ) LIMITED


                       OPERATING AGREEMENT
                            PEP 38723


Table of Contents

Clause    Description                                  Page

OPERATIVE PROVISIONS                                   7
1    DEFINITIONS AND INTERPRETATIONS                   7
1.1  Definitions                                       7
1.2  Interpretation                                    12
1.3  Headings                                          13
2    JOINT VENTURE                                     13
2.1  Establishment of Joint Venture                    13
2.2  Term of Joint Venture                             13
2.3  Participating Interests                           13
2.4  Tenants in Common                                 14
2.5  Separate Joint Ventures                           14
3    MUTUAL OBLIGATIONS                                14
3.1  Covenants by the Parties                          14
3.2  Rights and Obligations Several                    15
3.3  No Partnership                                    15
3.4  No Joint Liability                                15
4    OPERATOR                                          15
4.1  Operator                                          15
4.2  Removal of Operator                               15
4.3  Non-Operators' Power to Nullify
     or Suspend Removal                                16
4.4  Replacement of Operator                           16
4.5  Resignation of Operator                           16
4.6  Appointment of New Operator                       16

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4.7  Consent to Appointment as Operator                17
4.8  No Appointment of Removed Operator                17
4.9  Effective Date of Appointment                     17
4.10 Delivery of Property on Change of Operator        18
4.11 Consequences of Change and Delivery of Property   18
4.12 Audit of Accounts on Change of Operator           18
5    FUNCTIONS AND DUTIES OF OPERATOR                  18
5.1  Control and Management of Joint Operations        18
5.2  Independent Status of Operator                    18
5.3  Proper Practices in Joint Operations              19
5.4  Books and Records                                 19
5.5  Protection from Liens                             19
5.6  Non-Operator's Rights of Access                   19
5.7  Compliance with Terms of Permit                   19
5.8  Taxes and Fees                                    20
5.9  Budget Expenditures by Operator                   20
5.10 Operator to Hold Property                         20
5.11 Operator's General Duties                         20
5.12 Operator to Let for Bid Certain Contracts         21
6    OPERATOR LIABILITY AND INDEMNITY                  22
6.1  Liability of Operator                             22
6.2  Indemnity of Operator                             22
7    OPERATING COMMITTEE                               22
7.1  Composition of Operating Committee                22
7.2  Formation of Operating Committee                  22
7.3  Vote Required for Decisions of
     Operating Committee                               23
7.4  Quorum for Meetings of Operating Committee        23
7.5  Meetings of Operating Committee                   23
7.6  Resolution in Absence of Meeting                  24
7.7  Sub-Committees                                    25
7.8  Place of Meetings                                 25
7.9  Operator's Duties Concerning Meetings             25
7.10 Operating Committee's Functions                   26
7.11 Minimum Participating Interest for Representation 26
8    PROGRAMS AND BUDGETS                              27
8.1  Submission of Programs and Budgets                27
8.2  Adoption of Programs and Budgets                  27
8.3  Minimum Programs Budgets and Work
     Obligation Determination                          27
8.4  Review of Programs and Budgets                    28
8.5  Authorities for Expenditure (AFEs)                28
8.6  When Expenditure in Excess of Approved
     AFE is Authorised                                 28
8.7  Approved Well Plan                                29
8.8  AFEs for Wells                                    29
8.9  Casing Point Decision                             29
8.10 Rights of Party Voting Against Operating
     Programs and Budget                               30
8.11 Consenting Parties' Premium                       30
8.12 Notice to Operator                                31
9    COSTS AND EXPENSES                                31

9.1  Allocation of Expenditure                         31
9.2  Accounting Procedure as Basis                     31
9.3  Payment by Operator and Reimbursement             32
9.4  Calls by Operator                                 32
9.5  Banking of Funds                                  32
9.6  Investment of Funds                               32
9.7  Withdrawal of Funds                               32
10   INFORMATION ON JOINT OPERATIONS                   32
10.1 Information as to Petroleum Production            32
10.2 Access to Records and Information                 33
10.3 Drilling Information and Privileges
     of Non-Operators                                  33
10.4 Testing and Information to Non-Operators          33
10.5 Logging Information to Non-Operators              34
10.6 Test Following Logging                            34
10.7 Seismic and Other Reports                         34
11   INSURANCE AND LITIGATION                          34
11.1 Operator to Maintain Insurance                    34
11.2 Contractors Insurance                             35
11.3 Review of Insurances                              35
11.4 Naming of Parties as Co-insured                   35
11.5 Advice to Non-Operators of Current Insurance      36
11.6 Party's Right to Increase Insurance               36
11.7 Cost of Insurance and Charging of Losses          36
11.8 Litigation                                        36
12   SOLE RISK OPERATIONS                              37
12.1 Sole Risk Operation                               37
12.2 Proposal of Sole Risk Operation                   38
12.3 Operating Committee to Consider Sole
     Risk Operation Notice                             38
12.4 Sole Risk Operation Notice for Existing Well      38
12.5 Sole Risk Operation Notice for Exploration Well   38
12.6 Sole Risk Operation Notice for Appraisal Well     39
12.7 Election to Participate                           39
12.8 Sole Risk Interest                                40
12.9 Time for Commencing Operations                    40
12.10     Conduct of Sole Risk Operation               40
12.11     Operator for Sole Risk Operations            40
12.12     Sole Risk Parties May Complete and Equip     41
12.13     Premiums Accruing to Sole Risk
          Parties - Exploration Wells                  41
12.14     Premiums Accruing to Sole Risk
          Parties - Appraisal Wellss                   41
12.15     Deepening, Plugging  Back, Reworking,
          Recompleting, Sidetracking                   42
12.16     Premiums Accruing to Sole Risk
          Parties - Completing                         42
12.17     Premiums Accruing to Sole Risk
          Parties - Equipping                          42
12.18     Multiple Reservoirs                          42
12.19     Sole Risk Operation Notice When
          Rig is on Site                               43

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12.20     Deepening or Sidetracking of Sole Risk Well  44
12.21     Priority of Recovery of Premium              44
12.22     Abandonment of Sole Risk Operation -
          Salvable Material                            44
12.23     Accounts During Sole Risk Operations
          and Premium Recovery                         45
12.24     Sole Risk Parties' Relationship              45
12.25     Indemnification of Non-Sole Risk Parties     46
12.26     Use of Joint Property                        46
12.27     Non-Sole Risk Parties to Receive Information 46
12.28     Net Proceeds of Sale of Petroleum            46
12.29     Early Re-Entry by Non-Sole Risk Parties      47
12.30     Conclusion of Sole Risk Operation            48
13   DISPOSAL OF PRODUCTION                            48
13.1 Ownership                                         48
13.2 Royalties                                         48
13.3 Production Reports                                48
13.4 Delivery                                          48
13.5 Risk                                              48
14   OFFTAKE AGREEMENT                                 48
14.1 Crude Oil                                         48
14.2 Natural Gas                                       49
15   DEFAULTS                                          49
15.1 Notice of Default                                 49
15.2 Defaulting Party Liable for Interest              49
15.3 Payment by Operator                               50
15.4 Defaulting Party may be Sued                      50
15.5 Non-Defaulting Parties to Contribute              50
15.6 Rights of Paying Parties                          50
15.7 Defaulting Party's Petroleum                      51
15.8 Suspension of Rights of Defaulting Party          51
15.9 Default of Operator in Payment                    51
15.10     Application of Defaulting Party's Funds      51
15.11     Valuation of Defaulting Party's Interest     52
15.12 Option to Purchase Defaulting Party's Interest   52
16   WITHDRAWAL AND SURRENDER                          54
16.1 Any Party May Withdraw                            54
16.2 Notice of Withdrawal                              54
16.3 Other Parties may Join in Withdrawal              54
16.4 Other Parties may Accept Assignment               54
16.5 Prompt Execution of Documents                     55
16.6 Withdrawing Party's Obligations                   55
16.7 Costs of Assignment                               56
16.8 Assignment to all Parties                         56
16.9 Selection of Area Required to be Surrendered      56
16.10     Voluntary Surrender of Area                  56
17   ASSIGNMENTS AND MORTGAGES                         57
17.1 Restriction on Right to Assign and Mortgage       57
17.2 Assignment to Related Companies                   57
17.3 Assignment to Third Parties                       58
17.4 Assumption by Assignee                            58
17.5 Consequences of Assignment                        58

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17.6 Charge of Participating Interest                  59
18   CONFIDENTIALITY                                   59
18.1 Information Confidential                          59
18.2 Related Companies                                 60
18.3 Compliance with Stock Exchange Requirements       60
18.4 Obligations to Continue                           60
18.5 Termination                                       61
19   FORCE MAJEURE                                     61
19.1 Obligations Suspended by Event of Force Majeure   61
19.2 Certain Actions not Required                      61
19.3 Meaning of Force Majeure                          61
20   LAWS AND REGULATIONS                              61
20.1 Subject to Applicable Laws                        61
20.2 Governing Law                                     62
20.3 Submission to Jurisdiction                        62
21   NOTICES                                           62
21.1 Notice in Writing                                 62
21.2 Effective Date                                    62
21.3 Time of Receipt                                   62
21.4 Address for Service                               62
21.5 Authorised Officer                                63
22   GENERAL                                           63
22.1 Remedies not Exclusive                            63
22.2 Mutual Indemnity                                  63
22.3 Limited Invalidity                                63
22.4 Waiver                                            63
22.5 How Moneys Paid                                   64
22.6 Successors Bound                                  64
22.7 Further Assurance                                 64
22.8 Entire Agreement                                  64
22.9 Amendment                                         64
22.10     No Partition                                 64
22.11     Counterparts                                 64
22.12     Time of Essence                              64
SCHEDULE 1                                             65
ACCOUNTING PROCEDURE                                   66
ARTICLE 1 - GENERAL PROVISIONS                         66
1.1  Definitions                                       66
1.2  Statements, Billings and Adjustments              67
1.3  Advances and Payments                             68
1.4  Audits                                            69
ARTICLE 2 - CHARGEABLE COSTS AND EXPENDITURES          69
2.1  Joint Account (Direct Charges)                    69
2.1.1     Labour and Related Costs                     69
2.1.2     Material                                     70
2.1.3     Transportation and Employee Relocation Costs 70
2.1.4     Services                                     71
2.1.5     Damage and Losses of Joint Property          71
2.1.6     Insurance                                    71
2.1.7     Legal Expense                                72
2.1.8     Duties and Taxes                             72
2.1.9     Offices, Camps and Miscellaneous Facilities  72

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2.1.10    Payments to Government                       72
2.1.11    Other Charges                                72
2.2  Joint Account (Indirect Charges)                  72
2.2.1     Administrative Overhead                      72
2.3  Joint Account (Excluded Charges)
ARTICLE 3 - MATERIAL                                   73
3.1  Acquisitions                                      73
3.2  Disposals                                         73
3.3  Inventories                                       73
SCHEDULE 2 - Description of the Permit Area            73


THIS AGREEMENT  is made on the 25th day of June, 1998

BETWEEN   INDO-PACIFIC ENERGY (NZ) LTD of Indo Pacific House, 284
          Karori Rd, Karori, Wellington, New Zealand. ("Indo")

AND       TRANS-ORIENT PETROLEUM (NZ) LIMITED of Indo Pacific
          House, 284 Karori Rd, Karori, Wellington, New Zealand..
          ("Trans")

AND       TRANS NEW ZEALAND OIL COMPANY (NZ) LIMITED of Indo
          Pacific House, 284 Karori Rd, Karori, Wellington, New
          Zealand. ("Tranz")

                             RECITALS

     The Parties wish to enter into this Agreement to record the terms and conditions upon which they will conduct Joint
Operations on the Area.

OPERATIVE PROVISIONS

1    DEFINITIONS AND INTERPRETATIONS

     1.1  Definitions

     In this Agreement, except where the context otherwise requires, the following terms and expressions shall have the following meanings:

     "Accounting Procedure" means the method of accounting to be applied in recording debits and credits to the Joint Account as set out in Schedule 1;

     "Act" means the Crown Minerals Act 1991 (New Zealand)

     "AFE" means an authority for expenditure setting out details of the estimated expenditure in respect of a specific project which, when approved in accordance with this Agreement, constitutes authorisation for the Operator to incur such expenditure.

     "Agreement" means this Agreement and the Annexures and Schedules to this Agreement.

     "Appraisal Well" means a well drilled or proposed to be drilled for the purpose of evaluating the quantities of Petroleum in a Reservoir discovered by an Exploration Well.

     "Approved Well Plan" has the meaning given to that term in Clause 8.7.

     "Area" means the area for the time being enclosed by the external boundaries of the Permit which boundaries are, as at the Effective Date, for the purposes of identification only, shown on the map attached as Schedule 2, and any other area, whether or not contiguous to that area, which the Parties unanimously agree shall form part of the Area.

     "Authorised Expenditure" has the meaning given to that term in Clause 9.1.

     "Business Day" means a day, other than a Saturday, Sunday or public holiday, on which trading banks are open for business in Wellington, New Zealand.

     "Casing Point" means the time at which a well drilled under this Agreement has reached its projected depth or such lesser depth as the Operating Committee may have decided upon and all logs and tests necessary to enable a decision as to whether to plug and abandon the well or attempt to complete it as a producer have been carried out and communicated to the Parties.

     "Chargee" has the meaning given to that term in Clause 17.6.

     "Chargor" has the meaning given to that term in Clause 17.6.

     "Complete" means with respect to a well the completion of the well as a producer of Petroleum, which operations shall include (without limitation);

     (a)  to acquire, install and perforate production casing;

     (b)  to run tubing;

     (c) to install equipment in the well up to and including the wing valve of the Christmas tree (in the case of an oil well) and to the well head (in the case of a gas well);

     (d) to conduct such tests as are necessary to demonstrate that the well is capable of production;

     (e)  to swab the well;

     (f) to install such artificial lift equipment including subsurface pumps, pump rods, power cables and surface pump equipment as is necessary to initiate or promote the production of Petroleum to the surface, and "Completing", "Completed" and "Completion" have corresponding meanings.

     "Completion Costs" means all costs directly incurred in respect of Completion;

     "Consenting Parties" has the meaning given to that term in Clause 8.10;

     "Default Interest Rate" means in respect of any day the rate per annum which is the aggregate of 5% per annum and the rate of interest from time to time charged by the ASB Bank Ltd on corporate overdraft accounts in excess of $100,000.00 as advised by the said ASB Bank Ltd to the Operator;

     "Default Notice" has the meaning given to that term in Clause 15.1;

     "Defaulting Party" has the meaning given to that term in Clause 15.1;

     "Delivery Costs" has the meaning given to that term in Clause 12.28;

     "Delivery Point" means the point or points determined by the Operating Committee from time to time as the point or points at which the Parties shall take delivery of their respective shares of Petroleum produced from the Area.

     "Development Well" means a well (other than an Exploration Well or an Appraisal Well) drilled, proposed to be drilled or which is used or is capable of being used, for the production of Petroleum from a previously discovered Reservoir, which is less than 1000m from a well which is capable of producing Petroleum in Payable Quantities from that Reservoir.

     "Drill" includes, where the context permits, to deepen, rework, fracc, plug back, run logs, velocity survey, carry out testing on, recomplete or sidetrack a well;

     "Drilling Costs" means all costs and expenses directly incurred in drilling, deepening, reworking, plugging back, recompleting or sidetracking a well, including without limitation, rig mobilisation and demobilisation, conducting tests, obtaining core and other samples, running logs and conducting a velocity survey;

     "Effective Date" means the 25th June 1998.

     "Effective Date of Assignment" has the meaning given to that term in Clause 17.5;

     "Effective Date of Withdrawal" has the meaning given to that term in Clause 16.2;

     "Electing Party" has the meaning given to that term in Clause 12.8;

     "Entitlement" has the meaning given to that term in Clause
14.1;

     "Equip" means (with respect to a well which has been Completed) to acquire and install all such equipment as is necessary to place the well in production, and to handle, treat and bring Petroleum from such well to the Delivery Point including flow lines, treatment and separation facilities and stock tanks; and "Equipping" and "Equipped" have corresponding meanings;

     "Equipping Costs" means all costs directly incurred in Equipping a well;

     "Exploration Well" means any well whose purpose at the time of the commencement of drilling is to explore for an accumulation of Petroleum whose existence was at that time unproven by drilling;

     "Force Majeure" has the meaning given to that term in Clause
19.3;

     "Government" means the government of New Zealand;

     "Gross Negligence" means such wanton and reckless conduct as constitutes, or raises the reasonable belief that it constitutes, an utter disregard for the harmful foreseeable and avoidable consequences which result from it;

     "Information" has the meaning given to that term in Clause
18.1;

     "Joint Account" means the accounts established and maintained by the Operator in accordance with this Agreement to record all charges, expenditures, credits and receipts in respect of Joint Operations which are chargeable or to be credited to each of the individual Parties as provided for in this Agreement; and "for the Joint Account" means for the account, expense, risk or benefit of the Parties in accordance with their Participating Interests;

     "Joint Operations" means all activities of the Joint Venture conducted on behalf of the Parties pursuant to this Agreement
(including without limitation, abandonment activities) but excludes those activities which are related to Sole Risk
Operations;

     "Joint Property" means:

     (a) all other property of any nature or kind, whether real or personal, (including without limitation, any extraction, transportation, processing, treatment, storage or other facility or chose in action and any estate or interest therein) acquired by the Parties in the conduct, or for the purposes of, Joint Operations, and

     (b) all other estate, right, title or interest of the Parties arising under or by virtue of this Agreement;

     "Joint Venture" means the joint venture between the Parties in accordance with and constituted by the terms of this Agreement;

     "Net Abandonment Costs" has the meaning given to that term in Clause 16.6;

     "Net Proceeds of Sale" has the meaning given to that term in Clause 12.28;

     "Non-Consenting Party" has the meaning given to that term in Clause 8.10;

     "Non-Defaulting Parties" has the meaning given to that term in Clause 15.1;

     "Non-Operator" means a Party other than the Operator;

     "Non-Sole Risk Parties" means the Parties which do not participate in a Sole Risk Operation;

     "Notice of Withdrawal" has the meaning given to that term in Clause 16.2;

     "Operating Committee" means the operating committee established pursuant to Clause 7 of this Agreement;

     "Operating Costs" means all costs directly incurred in producing, handling, transporting and treating Petroleum from a well, exclusive of Drilling Costs, Completion Costs and Equipping
Costs, up to the Delivery Point;

     "Operator" means the party from time to time appointed pursuant to this Agreement to carry out the management of the Joint Venture and Joint Operations;

     "Option" has the meaning given to that term in Clause 15.12;

     "Option Commencement Date" has the meaning given to that term in Clause 15.12;

     "Participating Interest" means the following obligations, benefits and rights of a Party, expressed as a percentage and determined in accordance with this Agreement:

     (a) the obligation, subject to this Agreement, to contribute that percentage of all expenditure and all other obligations arising under or by virtue of this Agreement;

     (b) the ownership of, and the right and benefit as a tenant in common to receive in kind and to dispose of for its own account, that percentage of Petroleum, and

     (c) the beneficial ownership as a tenant in common of an undivided share in the percentage of all Joint Property.

     "Party" means a party to this Agreement, its successors and permitted assigns;

     "Payable Quantities" means:

     (a) in the case of a well not Completed and Equipped for production, the anticipated output from that well of that quantity of Petroleum which, considering the Completion Costs, Equipping Costs, Operating Costs and other costs related to any of the foregoing, the kind and quality of Petroleum to be produced, the price to be received therefor and the royalties and other burdens payable in respect thereof, would in the opinion of the Operating Committee warrant incurring the Completion Costs and Equipping Costs of the well; and

     (b) in the case of a well Completed and Equipped for production, the output from that well of that quantity of Petroleum which, considering the factors referred to in paragraph (a) above (other than Completion Costs and Equipping Costs), would in the opinion of the Operating Committee warrant continuing production from the well;

     "Paying Party" has the meaning given to that term in Clause
15.6;

     "Payment Date" has the meaning given to that term in Clause
15.5;

     "Permit" means Petroleum Exploration Permit 38723 granted under the Act the area of which is set out in Schedule 2; and any permits or leases granted pursuant thereto together with any extensions, renewals, conversions, substitutions, modifications or variations thereof;

     "Permit Year" means a year beginning on 30th October, and ending on 29th October.

     "Petroleum" has the meaning given to that term in the Act;

     "Proceeds of Sale" has the meaning given to that term in Clause 12.28;

     "Proposing Party" means a Party giving notice of its intention to drill, Complete or Equip a well as a Sole Risk
Operation;

     "Purchaser" or "Purchasers" has the meaning given to that term in Clause 15.12;

     "Receiving Parties" means the Parties other than the Proposing Party;

     "Related Company" shall have the meaning given in section 2(3) of the Companies Act 1993 of New Zealand, and for the purposes of paragraph (d) of that section specifically includes companies which have substantially common, actual (although not necessarily legal) management and control;

     "Reservoir" means that part of a geological formation which contains a single pool or accumulation of Petroleum separate from any other such pool or accumulation in the same or another geological formation, in a single pressure system so that production of Petroleum from any part affects the remainder;

     "Sole Risk Interest" has the meaning given to that term in Clause 12.8;

     "Sole Risk Operation" means any or all of the drilling, Completing and Equipping of a well proposed by one or more of the Parties but in which less than all Parties participate;

     "Sole Risk Operation Notice" means the notice of intention to drill, Complete or Equip a well given by a Proposing Party in respect of a proposed Sole Risk Operation;

     "Sole Risk Operator" means a Party appointed as operator for a Sole Risk Operation pursuant to Clause 12.11;

     "Sole Risk Party" means a Party which participates in a Sole
Risk Operation;

     "Unpaid Amount" has the meaning given to that term in Clause
15.1;

     "Wilful Misconduct" means intentional acts and omissions done or omitted to be done, which raise the reasonable belief that they were the result of a conscious indifference to the right or welfare of those who are or may be affected by them;

     "Withdrawing Party" has the meaning given to that term in Clause 16.2; and

     "Work Obligation" means the minimum work or expenditure required to be performed or made by the registered holders of the Permit as a condition of the Permit;

     1.2  Interpretation

     Unless expressed to the contrary:

     (a)  words importing:

          (i)  the singular include the plural and vice versa;
          and

          (ii) any gender includes the other genders;

     (b) if a word or phrase is defined cognate words and phrases have corresponding definitions;

     (c)  a reference to:

          (i) a person includes a firm, unincorporated association, corporation and a government or statutory body or authority;

          (ii) a person includes the legal personal representatives, successors and assigns of that person;

          (iii)     a statute, ordinance, code or other law
          includes regulations and other statutory instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

          (iv) a right includes a benefit, remedy, discretion, authority or power;

          (v)  an obligation includes a warranty or
          representation and a reference to a failure to observe or perform an obligation includes a breach of warranty or representation;

     (d) provisions or terms of this document or another document, agreement, understanding or arrangement include a reference to both express and implied provisions and terms;

     (e) "$", "NZ$" or "dollars" is a reference to the lawful currency of New Zealand;

     (f) this or any other document includes the document as varied or replaced and notwithstanding any change in the identity of the parties;

     (g) writing includes any mode of representing or reproducing words in a tangible and permanently visible form, and includes facsimile transmission; and

     (h) a reference to any thing (including, without limitation, any amount) is a reference to the whole or any part of it and a reference to a group of things or persons is a reference to any one or more of them.

     1.3  Headings

     The clause headings used herein are for convenience only and shall not be used in construing or interpreting any provision of this Agreement.

2    JOINT VENTURE

     2.1  Establishment of Joint Venture

     On and from the Effective Date the Parties associate themselves in an unincorporated joint venture for the purpose of exploration for Petroleum in the Area and if commercially viable the production, processing, transportation and sale of Petroleum from the Area and all things necessary and incidental thereto.

     2.2  Term of Joint Venture

     This Agreement shall continue in effect for so long as the Permit remains in force and until all Joint Property which relates to the Area has been disposed of and final settlement has been made between the Parties in relation thereto in accordance with their respective rights and obligations under this Agreement.

     2.3  Participating Interests

     At the date of this Agreement the Parties acknowledge and agree that the Participating Interests in this Permit are as follows:

          Indo      -          40.00%
          Trans     -           40.00%
          Tranz     -          20.00%
                              -------
                              100.00%
     2.4  Tenants in Common

     Subject to this Agreement, all Joint Property shall be beneficially owned by the Parties as tenants in common in shares equal to their respective Participating Interests.

     2.5  Separate Joint Ventures

     This Agreement shall apply separately in relation to each permit, lease, title or other instrument granted under the Act in relation to the Area or any part of it so as to constitute separate joint ventures in respect of the area comprised within such permit, lease, title or other instrument on the same terms and conditions, mutatis mutandis, as this Agreement.

3    MUTUAL OBLIGATIONS

     3.1  Covenants by the Parties

     Each Party covenants with each of the other Parties as follows:

     (a) to do, to the extent of its Participating Interest, all things on its part necessary to ensure that:

          (i) the Work Obligation is diligently observed and performed;

          (ii) the Permit is kept in good standing and the Joint
          Property in a safe and operable condition;

          (iii) the Permit and all other titles necessary for the Joint Operations hereunder are duly renewed or extended unless the Parties shall unanimously agree otherwise;

     (b) to be just and faithful to each other Party in all things relating to this Agreement; and

     (c) not to engage (either alone or in association with others) in any activity in relation to the Area or the Joint
     Property except as authorised by this Agreement.

     (d) that it has full right, power and authority to enter into this Agreement and to engage in Joint Operations

     (e) that it has obtained all requisite consents and approvals to enter into this Agreement

     (f)  to attend diligently to the conduct of all Joint
     Operations in which the Party is involved

     (g) to pay punctually its separate debts and to indemnify the other Parties and the Joint Property against the same and all expenses on account thereof: to account promptly for all moneys, cheques and negotiable instruments received by it for and on behalf of the other Parties;

     (i) to afford, when called upon to do so, all reasonable assistance in the conduct of Joint Operations for the mutual advantage of all Parties to observe and perform its obligations, express and implied, under this Agreement, the Licence and the Act; and to make full, frank and prompt disclosures and give truthful explanations to the other Parties of all material matters coming to its attention in respect of Joint Operations and Joint Property.

     3.2  Rights and Obligations Several

     The rights, duties, obligations and liabilities of the Parties shall be several and not joint nor joint and several. It is the express purpose and intention of the Parties that their ownership of the Permit and the Joint Property and their liabilities shall be as tenants-in-common.

     3.3  No Partnership

     Nothing contained in this Agreement shall be construed as creating or evidencing a partnership between the Parties or any of them or as to lead to the joint receipt of income by the Parties or any of them.

4    OPERATOR

     4.1  Operator

     Indo is hereby appointed Operator and agrees to act as such in accordance with the terms and conditions of this Agreement.

     4.2  Removal of Operator

     Notwithstanding that the Operator may have given notice of intention to resign pursuant to Clause 4.5, the Operator shall cease to be Operator and shall be deemed to be removed if:

     (a) a controller (as defined in the Companies Act 1993 of New Zealand) is appointed in respect of the whole or any part of the property of the Operator;

     (b)  an order is made that the Operator be wound up;

     (c) a liquidator or provisional liquidator is appointed in respect of the Operator;

     (d) there is a resolution for the winding up of the Operator except to reconstruct or amalgamate while solvent and on terms approved by the Operating Committee, such approval not to be unreasonably withheld;

     (e)  an administrator is appointed to the Operator;

     (f) the Operator assigns or purports to assign, all or any of its general powers and responsibilities of supervision and management as Operator under this Agreement otherwise than to a Related Company with the prior written consent of the other Parties;

     (g) the Operator becomes a Defaulting Party pursuant to Clause 15; or

     (h) the Operator commits any breach of this Agreement (other than a default in payment for which provision is made in Clause 15, in which case, Clause 4.2(g) shall apply) which places the whole or any part of the Permit or Joint Property in jeopardy and continues such breach for a period of not less than twenty (20) Business Days after notice requiring the same to be remedied shall have been given to the Operator by one or more of the Parties.

     (i) the Operator and its Related Companies cease to hold an aggregate Participating Interest of 20% or greater, unless no other Party holds a greater Participating Interest.

     4.3  Non-Operators' Power to Nullify or Suspend Removal

     Notwithstanding the provisions of Clause 4.2 and until the appointment of a new Operator pursuant to the provisions of Clause 4.6(a), the Parties, other than the former Operator, may by unanimous resolution, subject to such conditions, if any, as are specified in such resolution:

     (a)  nullify the removal of the Operator; and

     (b) suspend or postpone the removal of the Operator either for a specified period or for an unspecified period to be specified by a subsequent unanimous resolution of the Non-Operators.

     4.4  Replacement of Operator
     The Operator shall be replaced if at least two Parties being holders of not less than seventy-five percent (75%) of the Participating Interests held by all the Parties so resolve and upon such resolution the Operating Committee shall appoint a successor Operators as provided in Clause 4.6(b).

     4.5  Resignation of Operator

     The Operator may resign by giving each of the Parties ninety
(90) Business Days' written notice (or such lesser period of notice as the Operating Committee may resolve to accept) of its intention to do so.

     4.6  Appointment of New Operator

     If an Operator:

     (a) is deemed to have been removed pursuant to Clause 4.2 a successor Operator shall be appointed by a vote carried by such number of the Parties, other than the removed Operator and any Related Company of the removed Operator, the total of whose Participating Interests constitutes a majority of the total of the Participating Interests of the Parties other than the removed Operator and any Related Company of the removed Operator; or

     (b) is replaced pursuant to Clause 4.4 a successor Operator shall be appointed by the Operating Committee provided that in the event that a decision of the Operating Committee is not promptly reached pursuant to Clause 7.3, then a successor Operator may be appointed by a vote carried by such number of the Parties, other than the former Operator and any Related Company of a former Operator, the total of whose Participating Interests constitutes a majority of the total of the Participating Interests of the Parties other than the former Operator and any Related Company of the former Operator; or

     (c) resigns pursuant to Clause 4.5, the Operating Committee shall appoint a new Operator.

     4.7  Consent to Appointment as Operator

     Except as provided in this Clause 4.7, no Party shall be appointed Operator unless it has given written consent to the appointment. If by reason of failure to appoint a new or replacement Operator, no Operator is functioning at any time, then until the appointment of an Operator the Party having the greatest Participating Interest (excluding the Party or Related Company of that Party removed or replaced as Operator or which has resigned as Operator) shall act as Operator for the time being. If two or more of such Non-Operators have equal Participating Interests then the Operator for the time being shall be selected by Parties (excluding the Party or Related Company of that Party removed or replaced as Operator or which has resigned as Operator) holding a simple majority of Participating Interests and in the event that there are no other such Parties then the selection shall be made by lot.

     4.8  No Appointment of Removed Operator

     An Operator which is deemed to have been removed under Clause 4.2 shall not be re-appointed as its own immediate successor Operator, except with the unanimous consent of the Parties.

     4.9  Effective Date of Appointment

     The appointment of a successor Operator shall take effect in accordance with the following provisions:

     (a) in the case of the deemed removal of an Operator pursuant to Clause 4.2, the appointment of a successor Operator pursuant to Clause 4.6(a) or Operator for the time being pursuant to Clause 4.7 shall take effect forthwith upon such appointment;

     (b) in the case of the replacement of an Operator pursuant to Clause 4.4, the appointment of the outgoing Operator shall cease at a time to be agreed upon by the Operating Committee and the outgoing Operator or in the absence of agreement at 8.00 am on the first Business Day of the month following the month in which it is resolved to replace the Operator pursuant to Clause 4.4, and the appointment of a successor Operator pursuant to Clause 4.6(b) or Operator for the time being under Clause 4.7 shall take effect in each case at such time; and

     (c) in the case of the resignation of an Operator pursuant to Clause 4.5, the appointment of a successor Operator pursuant to Clause 4.6(c) or Operator for the time being under Clause 4.7 shall take effect at 8.00 am on the first day following the expiration of ninety (90) Business Days (or such lesser period of notice as is accepted by the Operating Committee) after the date upon which notice of resignation was given pursuant to Clause 4.5.

     4.10 Delivery of Property on Change of Operator

     At the effective date of the resignation, removal or replacement of the Operator as herein provided, the outgoing Operator shall deliver to the successor Operator custody of all Joint Operations for the Joint Account or otherwise operated by the outgoing Operator, the Joint Property, and all other facilities held for the Joint Account or due to Sole Risk Operations, all books of account and records kept for the Joint Account or due to Sole Risk Operations and all documents, agreements and other papers relating thereto and all other things held by the Operator, as Operator.

     4.11 Consequences of Change and Delivery of Property

     Upon delivery of the property, books and records referred to in Clause 4.10, the outgoing Operator shall be released and discharged from, and the successor Operator shall assume, all duties and obligations of the Operator, except the unsatisfied duties and obligations of the outgoing Operator accrued prior to the effective date of the change of Operator and for which such outgoing Operator shall, notwithstanding its release or discharge, continue to remain liable. In order to give effect to the potential application of the provisions of this Clause, each Operator shall use its best endeavours to ensure that all contracts and engagements entered into by such outgoing Operator for the Joint Account enure for the benefit of and are, if applicable, assignable to a successor Operator without penalty or premium upon such assignment.

     4.12 Audit of Accounts on Change of Operator

     Upon every change of Operator and not later than eighty (80) Business Days after the successor Operator commences to act as Operator, the Parties (other than the outgoing Operator) shall cause an audit to be made of the books of account and records kept for the Joint Account. The cost of the audit shall be for the Joint Account unless the Operator has been replaced pursuant to Clause 4.4 in which case the cost of the audit shall be charged to those Parties who have voted to replace the Operator.

5    FUNCTIONS AND DUTIES OF OPERATOR

     5.1  Control and Management of Joint Operations

     Subject to the terms of this Agreement and to the control and direction of the Operating Committee under this Agreement, the Operator shall have the exclusive control and management of, and shall be obligated to conduct, Joint Operations.

     5.2  Independent Status of Operator

     The Operator shall furnish or cause to be furnished all material, labour and services necessary for Joint Operations, consistent with approved programs and budgets. Subject to Clause 5.3, the Operator shall determine the number of employees, their selection and the hours of labour and the compensation for services to be paid to them in connection with Joint Operations. All employees, agents and contractors used in Joint Operations shall be the employees, agents and contractors of the Operator or a Related Company of the Operator.

     In all dealings with contractors, suppliers and other third parties in accordance with this Agreement the Operator shall act and contract as agent for the Parties.

     5.3  Proper Practices in Joint Operations

     The Operator shall carry on all Joint Operations in a proper, efficient, economical and safe manner in accordance with good oilfield practices and conservation principles, with all reasonable skill and effort in the circumstances, with good and sufficient equipment and in accordance with the terms and conditions of the Permit and the Act.

     5.4  Books and Records

     The Operator shall, with respect to all Joint Operations conducted by it, keep and maintain at its principal office for the Joint Account, as required by the Act and in accordance with generally accepted accounting principles in New Zealand, true and correct books, records and accounts showing the development and progress made, drilling done, other Joint Operations carried out, the quantity of Petroleum produced from each well and the disposition thereof.

     5.5  Protection from Liens

     Subject to the Operator holding sufficient funds in the Joint Account from time to time, the Operator shall pay, or cause to be paid, as and when they become due and payable, all accounts of contractors and claims for wages and salaries for services rendered or performed and insofar as it may be within its control for materials supplied in respect of any Joint Operations, and keep the Permit and any property acquired for the Joint Account free from liens and encumbrances resulting from such Joint Operations save to the extent only that the same may arise from a bona fide dispute with respect to any such account or claims and shall not suffer any claims of or dues to or on behalf of any Government, Governmental Board or Authority to remain unsatisfied or become in arrears.

     5.6  Non-Operator's Rights of Access

     Subject to:

     (i)  the giving of 24 hours' prior notice to the Operator
     (except in the case of testing, coring, logging, measurement of total depth, plugging and abandoning); and

     (ii) not causing any unreasonable interference with the conduct of the Joint Operations, each Non-Operator shall have the right at the Non-Operator's sole risk, cost and expense for persons authorised and nominated by it and advised to the Operator to have full and free access at all reasonable times for the purposes of inspection and observation of all Joint Operations and the records of Joint Operations and any information obtained as a result of Joint Operations.

     5.7  Compliance with Terms of Permit

     The Parties acknowledge and agree that, when the Operator enters into any contract for the Joint Account, it contracts solely as agent for each Party severally in proportion to its Participating Interest, and not as principal, and notwithstanding that the names of the non-operators do not appear on any such contract or that the Operator does not disclose the existence or identity of any Party as principal or the capacity of the Operator as agent.

     5.8  Taxes and Fees

     The Operator shall pay for the Joint Account, all taxes (exclusive of any taxes measured by the income of any Party or receipt by any of them of Petroleum), fees and other payments pertaining to the Permit and Joint Operations required to be paid to the Government in a manner which will discharge the Parties' obligations with respect thereto.

     5.9  Budget Expenditures by Operator

     The Operator shall conduct each program of Joint Operations approved by the Operating Committee and shall not undertake any Joint Operations not included in any approved program or incur expenditures in excess of the expenditures authorised by an AFE approved pursuant to Clause 8.5 or otherwise authorised in this Agreement.

     5.10 Operator to Hold Property

     The Operator shall have and hold full and exclusive possession, custody and control on behalf of the Parties of all Joint Property and the title documents to the Permit.

     5.11 Operator's General Duties

     In the conduct of Joint Operations, the Operator shall:

     (a) confer freely with the Non-Operators and keep them currently advised of all significant matters arising in connection with Joint Operations;

     (b) acquire and maintain custody of all such premises, furniture, fixtures, fittings, materials, supplies, plant, machinery, equipment and services as are necessary or desirable for such Joint Operations;

     (c) obtain from outside experts and consultants such technical, legal, accounting and other professional advice and services as are necessary or desirable for Joint
     Operations;

     (d) prepare and file reports and returns (other than those based upon or measured by income) required by law or this Agreement and furnish the Non-Operators promptly with copies thereof;

     (e) keep books, accounts and records of Joint Operations and prepare and furnish to the Non-Operators reports, including but not limited to, exploration progress reports, geological and geophysical reports, daily drilling reports, well logs, production reports and reports furnished by the Operator to the Government relating to Joint Operations;

     (f) subject to their availability, make available to any Non-Operator requesting the same samples of rocks, cores and formation fluids taken from any wells drilled under this Agreement;

     (g) prepare and present to the Non-Operators proposed work programs, corresponding budgets and AFEs as provided in Clause 8;

     (h) subject to the provisions of Clause 12, carry out all Sole Risk Operations;

     (i) procure and maintain insurance and adjust losses and claims arising out of such insurance as provided in this Agreement;

     (j) provide the Non-Operators, upon request, with a copy of all or any contract entered into by the Operator pursuant to this Agreement;

     (k) do all such other acts and things as may be necessary or desirable under this Agreement for the efficient and economical conduct of Joint Operations;

     (l) provide on a timely basis and at the cost of the Non-Operator concerned, such data additional to that distributed pursuant to this Agreement as is required to enable each of the Non-Operators to make, to the extent that any such Non-Operator legally is required so to do, public statements or announcements to any governmental agency or official stock exchange;

     (m) within twenty (20) Business Days after the end of each month, furnish to each Non-Operator a summary report on Joint Operations conducted during such month;

     (n) negotiate with the Government on behalf of all of the Parties in respect of those matters which the Operating
     Committee considers necessary or desirable; and

     (o)  provide on a timely basis and at the cost of the Non-
     Operator concerned such data additional to that distributed pursuant to this Agreement as that Non-Operator may reasonably require.

     5.12 Operator to Let for Bid Certain Contracts

     Unless the Operating Committee decides otherwise, the Operator will comply with the following provisions in relation to entering into contracts:

     (a) the Operator shall invite competitive tenders in respect of contracts for materials or services for the Joint
     Account the cost of which is likely to exceed $75,000 for any one item or series of related items.

     (b) In addition to any other approvals required under this Agreement, the Operator shall obtain Operating Committee approval to the principal terms of contracts for materials or services for the Joint Account, the cost of which, in the opinion of the Operator, is likely to exceed, for any one item or series of related items:

          (i) in the case of contracts for drilling rigs -
          $500,000

          (ii) in the case of contracts for the acquisition and/or processing of seismic - $250,000

          (iii) in the case of contracts incorporated in a program and budget other than contracts for drilling rigs and seismic- $150,000

     (c) where bids are required under this Clause 5.12, each Party and any Related Company of a Party shall have the right to submit a bid.

6    OPERATOR LIABILITY AND INDEMNITY

     6.1  Liability of Operator

     The Operator and its directors, officers, employees, shall not be responsible for any costs, losses, claims, damages or liabilities suffered or incurred by any Party arising out of or in the course of the discharge of its duties as Operator hereunder except for:

     (a) any costs, losses, claims, damages and liabilities arising, directly or indirectly, from Wilful Misconduct or Gross Negligence of the Operator; and

     (b) those amounts which the Operator is liable to expend or contribute in the discharge of its obligations as a Party in terms of this Agreement.

     The Operator shall not be liable in any circumstances for any loss of profits or other consequential losses whatsoever or howsoever occurring.

     6.2  Indemnity of Operator

     Each of the Non-Operators, severally to the extent of its Participating Interest, shall at all times indemnify and keep indemnified the Operator and its directors, officers and employees against all liabilities, losses, damages, costs and expenses suffered or incurred by the Operator and its directors, officers and employees in relation to Joint Operations other than those liabilities, losses, damages, costs or expenses arising directly from the Wilful Misconduct or Gross Negligence of the Operator.

7    OPERATING COMMITTEE

     7.1  Composition of Operating Committee

     To provide for the orderly selection, control and direction of Joint Operations there shall be established promptly an Operating Committee. Subject to Clause 7.11, the Operating Committee shall be comprised of a representative of each of the Parties and each Party shall appoint one representative and one alternate representative to serve on the Operating Committee. The Operator's representative shall be the chairman of the Operating Committee.

     7.2  Formation of Operating Committee

     Subject to clause 7.11, within twenty (20) Business Days after the Effective Date, each Party shall notify each of the other Parties of the names and addresses of its representative and alternate representative who shall represent such Party and is deemed authorised to bind such Party with respect to all matters in connection with Joint Operations. Each alternate representative shall be entitled to attend all Operating Committee meetings but shall have no vote at such meetings except in the absence or disability of the representative for whom he is the alternate. Each Party shall have the right to change its representative and/or alternate at any time by giving notice to such effect to the Other Parties.

     In addition to the representative and alternate representative, each Party may bring to all such meetings such technical and other advisers as it may deem appropriate. The

Parties shall pay the expenses of attendance at Operating
Committee meetings of their own representative and/or alternative representative and advisers.

     7.3  Vote Required for Decisions of Operating Committee

     Except as otherwise provided in this Agreement, all decisions of the Operating Committee on all matters coming before it shall be made by the affirmative vote of two or more Parties having collectively not less than seventy five percent (75%) of the aggregate of the Participating Interests of the Parties entitled to vote thereon. The Operating Committee shall have no power to make a decision:

     (a) to assign or (except with the unanimous approval of the Parties) voluntarily surrender any part or parts of the Permit; or

     (b) to enter into, amend or vary this Agreement or any agreement between the Parties and a Government; or

     (c) upon any matter in respect of which specific provision is made in this Agreement for a decision to be made in a different fashion.

     Except as otherwise specifically provided in this Agreement, the decisions of the Operating Committee shall be binding on the Parties.

     7.4  Quorum for Meetings of Operating Committee

     (a) No meeting of the Operating Committee shall transact any business unless a quorum is present.

     (b) A quorum for the purposes of a meeting of the Operating Committee shall be constituted by the representatives of not less than two Parties present and entitled to vote holding Participating Interests aggregating at least seventy five percent (75%) of the Participating Interests of the Parties entitled to vote.

     (c) If a quorum is not present within an hour from the time appointed for a meeting of the Operating Committee (or such longer period as the Parties then present unanimously agree to remain), the meeting shall stand adjourned for five (5) Business Days to the same time and place.

     7.5  Meetings of Operating Committee

     (a) The Operating Committee may meet, either personally or by telephone, video conference or any other form of instantaneous communication by which all participants can properly communicate with each other, for the dispatch of business and, subject to this Agreement, adjourn and otherwise regulate its meetings as it thinks fit. One of such meetings shall be the annual meeting of the Operating Committee and shall take place no later than 1 month prior to the commencement of the next succeeding Permit Year.

     (b) The Operating Committee shall meet whenever requested by the giving of fifteen (15) Business Days' written notice by the Operator and shall meet at least once each year to consider the program and budget referred to in Clause 8. A notice given pursuant to this Clause shall include the agenda for the meeting. The Operating Committee may meet at such other times as the Parties entitled to vote unanimously agree.

     (c) Any Party requesting the Operator to give a notice requesting a meeting shall provide the Operator with sufficient information concerning the matters to be considered thereat to enable the Operator to comply with its obligations pursuant to Clause 7.9(a).

     (d) Any Party requesting the Operator in the manner provided in Clause 7.5(b) to give a notice requesting a meeting shall be entitled to give such notice in lieu of the Operator if the Operator fails to give such notice within five (5) Business Days of receiving the request from such Party in which case the meeting shall be held at the time and place as specified by such Party in the said notice.

     (e) Meetings of the Operating Committee shall resolve only such matters as are specified in the notice of meeting provided however that the Operating Committee may by the unanimous vote of the representatives of all Parties amend any notice of meeting to include additional matters.

     (f) The failure by a Party to vote on any resolution put for decision by the Operating Committee shall be deemed to be a vote against such resolution.

     7.6  Resolution in Absence of Meeting
     (a) In lieu of a meeting, the Operator may and shall promptly at the request in writing of any Non-Operator submit any matter which is proper for consideration by the Operating Committee to the representatives of the Parties by giving each representative notice by mail or facsimile adequately describing the matter so submitted. Each representative of a Party entitled to vote shall communicate its vote thereon to the Operator and to the other Parties by mail or facsimile within such period as may be designated in the notice given by the Operator, which period shall not, except as otherwise provided in this Agreement, be less than six (6) Business Days after receipt of such notice.

     (b) Where the Parties are requested to vote on any proposal in circumstances other than those described in Clause 7.6(c) or Clause 12.19 and where the matter presented for consideration by its nature requires determination in less than six (6) Business Days and such fact and lesser period (which shall not be less than forty-eight (48) hours after receipt of such notice) are so stated in the notice submitting the proposal, the Parties shall cast their vote within such lesser period. The Operator shall use all reasonable endeavours to ensure that each Party is aware of the proposal. Failure by a Party to cast its vote within the relevant period shall be regarded as a vote by that Party against the proposal.

     (c) Where the Parties are requested to vote in circumstances other than those described in Clause 12.19 on any proposal in respect of a well on which drilling equipment is then located:

               (i) any request made or response given may be made or given by telephone and shall be confirmed by facsimile the same day or, if outside normal business hours, on the next Business Day. Any time periods provided in this Clause 7.6(c) shall begin to run from the time of such request; and

               (ii) each Party shall cast its vote within twenty-four (24) hours of the receipt of such request or within such longer period as is stated in the request. Failure of a Party to cast its vote within the relevant period shall be regarded as a vote by that Party against the proposal.

          (d) If the proposal is not one to which Clause 7.6(b), Clause 7.6(c) or Clause 12.19 applies and within six (6) Business Days after receipt of such notice, a request by any Party is made for a meeting to consider such matter, it shall be considered at a meeting duly called for that purpose. If a meeting is not requested, then at the expiration of the period designated in the notice given by the Operator, the Operator shall give to each representative written notice stating the tabulation and results of the vote. The absence of a response by any representative shall be deemed to be a negative vote.

     (e) Decisions of the Parties made pursuant to Clause 7.6 shall be made by the same vote as is provided for in Clause
     7.3 and shall have the same effect as decisions made at a meeting of the Operating Committee pursuant to Clause 7.3.

     7.7  Sub-Committees

     The Operating Committee may establish such sub-committees, including a technical sub-committee, consisting of a nominee of each Party, as the Operating Committee may deem appropriate. The functions of such sub-committees shall be determined by the Operating Committee. Such sub-committees shall meet whenever requested by the giving of ten (10) Business Days' written notice by the Operator (which shall give such notice within five (5) Business Days after it is requested to do so by any Party). Such sub-committees shall be advisory only and shall have no power to direct the Operator or the Operating Committee.

     7.8  Place of Meetings

     Except as provided for in Clause 7.5(c), all meetings of the Operating Committee shall be held at an office nominated by the Operator or such other place as may be decided by the Operating
Committee.

     7.9  Operator's Duties Concerning Meetings

     With respect to meetings of the Operating Committee, the Operator's duties shall include, but not be limited to:

     (a) preparation and distribution of an agenda together with reasonably adequate supporting information;

     (b)  organisation and conduct of the meeting;

     (c) preparation of a written record of decisions taken at each meeting for signature by all Parties prior to the end of the meeting;

     (d) preparation of minutes of each meeting with copies thereof delivered to the representatives of the Parties as soon thereafter as possible (but no later than ten (10) Business Days) for approval as to the accuracy thereof provided always that if none of the representatives of the Parties to whom copies of any such minutes are required to be sent shall object thereto by writing to the Operator within fifteen (15) Business Days of receipt of the copy then such minutes are deemed to have been approved provided further that the failure by the representatives to approve such minutes shall not invalidate any decision taken at such Operating Committee meeting; and

     (e)  maintenance of a permanent file of all Operating
     Committee decisions.

     7.10 Operating Committee's Functions

     The functions of the Operating Committee shall include, but not be limited to:

     (a) review and approval of programs and budgets and of AFEs;

     (b)  determining policies with respect to all Joint
     Operations;

     (c) consideration of the necessity or otherwise of feasibility studies and terms of reference thereof in relation to Joint Operations on the Area;

     (d) approval of the locations and well plans of all proposed wells;

     (e)  approval of well spacing patterns;

     (f)  approval of production profiles;

     (g)  determining applications for the renewal of the Permit;
     and

     (h) deciding such other matters pertaining to Joint Operations and proposed Joint Operations as may arise from time to time and are required to be submitted to the Operating Committee by the terms of this Agreement and to make decisions in respect of all other matters pertaining to this Agreement not assigned to the Operator or the Parties hereunder.

     7.11 Minimum Participating Interest for Representation

     A Party whose Participating Interest is less than five percent (5%) or becomes less than five percent (5%), shall not be entitled to appoint or retain a representative or alternate pursuant to Clause 7.2, nor to have a vote proportionate to its Participating Interest in connection with any decision of the Operating Committee, except as hereinafter provided.

     Two or more Parties, having Participating Interests the sum of which is five percent (5%) or more, may combine to appoint a representative and alternate pursuant to Clause 7.2, which representative shall represent and be deemed authorised to bind such Parties in every way as though such Parties were one Party having a Participating Interest equal to the sum of such Parties' Participating Interests, and such Parties shall be entitled to cast a vote in connection with any decision of the Operating Committee as though such Parties were one Party having a single vote proportionate to the sum of such Parties' Participating Interests.

8    PROGRAMS AND BUDGETS

     8.1  Submission of Programs and Budgets

     During the term of this Agreement and unless otherwise agreed by the Operating Committee the Operator shall submit to each Party's representative on the Operating Committee by no later than three (3) months before the commencement of each Permit Year a recommended program and budget for such Permit Year.

     8.2  Adoption of Programs and Budgets

     Unless otherwise agreed by the Operating Committee, by no later than one (1) month before the commencement of each Permit Year the Operating Committee shall meet to decide upon the program and budget for such Permit Year. Subject to the provisions of Clauses 8.4, 8.5 and 8.10 to 8.12 inclusive, such decision shall oblige the Parties to bear and pay their respective Participating Interest shares of all liabilities, costs and expenses arising or incurred under the program and budget so approved.

     8.3  Minimum Programs, Budgets and Work Obligation
Determination

     (a) If by fifteen days before the commencement of any Permit Year the Operating Committee having used all reasonable endeavours has been unable to decide on the program and budget for that Permit Year the Operating Committee shall attempt to determine a programme and budget sufficient to meet the Work Obligation for such Permit Year by the affirmative vote of Parties the aggregate of whose Participating Interests exceeds fifty percent (50%). If the Parties at any time from time to time, fail to approve an AFE necessary to meet that program and budget, then the Operating Committee shall be deemed to have approved all AFEs necessary for the Operator to carry out Joint Operations sufficient to meet, all of the Work Obligation relating to that Permit Year, which has not by that date, been satisfied.

     (b) If the Operating Committee is still unable to decide upon a program and budget within ten (10) Business Days after the commencement of such Permit Year, the Operator shall prepare and dispatch without delay and in any event by not later than thirty (30) Business Days after the commencement of the Permit Year to each of the Parties a program and budget sufficient to meet the Work Obligation for such Permit Year. The Operating Committee shall be deemed to have approved such program and budget and all AFEs necessary to give effect thereto and each of the Parties shall be liable to the extent of its Participating Interest for all costs and expenses incurred by the Operator in carrying out the Work Obligation in accordance with the AFEs.

     (c) Not less than two(2) months prior to any date on which a Work Obligation is to be agreed with the Minister for a new period of the Permit, the Operating Committee shall meet to vote upon the program to be submitted as the proposed Work Obligation.

     (d) Any Party voting against a program agreed under paragraph c) shall despite clause 16.2 (a) have the right to withdraw from the Permit by giving notice of its intention to do so within 10 days of the vote being taken. Such a withdrawn party must be notified of any modified programme submitted under 8.3 (e) and is deemed not to have withdrawn, unless anew notice under (e) is received.

     (e) If the Minister withholds approval of the program submitted in accordance with paragraph c) above and invites submittal of a modified program in accordance with the Act, then the Operating Committee shall meet and vote on a modified program; and the right for a Party to withdraw, having voted against the modified program will apply in the same manner as in paragraph d) above.

     8.4  Review of Programs and Budgets

     Each approved program and budget shall be reviewed by the Operating Committee at such times as the Operating Committee may decide. If upon any such review the program and budget is amended, the amended program and budget shall become the approved program and budget provided always that any such amendment shall not invalidate any authorised commitment or expenditure made by the Operator prior thereto.

     8.5  Authorities for Expenditure (AFEs)

     Subject to the provisions of Clauses 8.3, 8.6, 11.7 and 11.8, the Operator shall not enter into any commitment or incur any expenditure whether under an approved program and budget or otherwise except in accordance with an AFE approved in accordance with the following provisions of this Clause 8.5:

     (a) The Operator shall after the Operating Committee has approved a program and budget prepare an AFE in respect of each seismic program, well or other major division of work in the approved program and submit each such AFE to the Parties in a timely fashion having regard to the Joint Operations to be carried out under the approved program and the provisions of this Clause 8.5.

     (b) The Parties shall consider and unless a meeting of the Operating Committee is called for such purpose vote upon each AFE in accordance with the procedures provided for in Clause 7.6 except that such vote must be communicated not later than ten (10) Business Days after its submission to the Parties. A Party who fails to vote on such AFE within such ten (10) Business Day period shall be deemed to have voted not to approve the AFE.

     (c) When the Operating Committee approves an AFE the Operator shall be authorised and obliged to proceed with the expenditure or commitment provided for therein and each Party shall be obliged to bear and pay its respective Participating Interest share of all liabilities, costs and expenses arising or incurred under the AFE so approved.

     (d) Each AFE submitted to the Parties and each approved AFE shall be divided into individual meaningful categories, each of which shall describe the operational and financial requirements thereof in sufficient detail to identify its scope and set out particulars of the best estimate of the funds required to complete the work.

     8.6  When Expenditure in Excess of Approved AFE is
Authorised

     Notwithstanding the provisions in Clause 8.5:

     (a) if at any time it becomes apparent to the Operator that the expenditure which will be incurred in respect of Joint Operations covered by an approved AFE will exceed by more than ten percent (10%) the amount allowed in the approved AFE, the Operator shall forthwith prepare and submit to the Parties for approval by the Operating Committee a supplementary AFE relating to such excess expenditure. The Operator shall use all reasonable efforts to prepare and submit such supplementary AFE to the parties before any part of such excess expenditure is incurred. If the Operating Committee does not approve the supplementary AFE, the Operator shall take all steps reasonably necessary to conclude, as expeditiously as possible, and with minimum cost to the Parties, the Joint Operations in respect of which the excess expenditure has been or is about to be incurred; and

     (b) in the case of emergency, the Operator may take such action as may in its judgment be necessary for the protection of life or property and may incur all reasonable expenditure on behalf of the Parties in so doing. In the event of so doing, the Operator shall report promptly to the Parties the amount of such expenditures and the circumstances in which they were made.

     Expenditure in excess of an approved AFE properly incurred by the Operator pursuant to the provisions of paragraph (a) or
(b) above is deemed to be Authorised Expenditure within the meaning of Clause 9.1.

     8.7  Approved Well Plan

     Prior to the commencement of drilling of any well, the Operating Committee shall have approved a well plan ("Approved Well Plan") for that well which shall provide the detail relating to the drilling of the well to its agreed total depth, including but not limited to the casing program, mud program and proposed coring, testing and wireline logging operations.

     8.8  AFEs for Wells

     The Operator shall compile an AFE for the drilling of a well on a dry hole basis, but to include provision for such coring or open hole testing as is in accordance with the Approved Well Plan for that well.

     8.9  Casing Point Decision

     (a) Any decision by the Operating Committee pursuant to Clause 8 regarding the drilling, deepening, reworking, fraccing, side-tracking or plugging back of a well shall not be deemed an agreement or decision regarding the setting of casing and the making of a Completion attempt for production.

     (b) After any well drilled, deepened, reworked, fracced, side-tracked or plugged back has reached Casing Point, the Operator shall give immediate notice pursuant to Clause
     7.6(c) to all Parties.

     (c) The notice given by the Operator pursuant to the preceding Clause 8.9(b) shall contain the Operator's recommendation either:

          (i)  to plug and abandon the well; or

          (ii) to Complete the well as a producer in which case the notice shall include the appropriate Completion procedures and the estimated cost of Completion and Parties voting for the recommended Completion shall be deemed to have voted in favour of a formal AFE to be submitted as soon as practicable in the sum of such estimated Completion costs.

     (d) Each Party shall vote on the proposal in accordance with Clause 7.6(c).

     (e) If such number of Parties the aggregate of whose Participating Interests equals or exceeds the percentage required for an affirmative vote of the Operating Committee pursuant to Clause 7.3 approves the Completion of such well, the Operator shall proceed to attempt the Completion of such well as if such Completion had been approved at a meeting of the Operating Committee.

     (f) If there is a lesser percentage of approval for Completion than that referred to in Clause 8.9(e) or if less than all Parties have voted to plug and abandon the well, then the Operator shall advise all Parties of the result of the vote and any Party which voted for the Completion of the well may thereupon immediately request that the operation to plug and abandon the well be delayed (at such Party's expense) for a period of up to 24 hours to enable Sole Risk Operations to be considered. If no such request is made or if at the end of the said 24 hours no Sole Risk Operation Notice has been given, the Operator shall plug and abandon the well.

     (g) Any notice to be given or election to be made pursuant to this Clause 8.9 may be given or made by telephone and shall be confirmed by facsimile as soon as practicable following such telephone call. Any time periods provided in this Clause 8.9 shall begin to run from the time of such telephone call.

     8.10 Rights of Party Voting Against Operating Programs and
Budget

     (a) Subject to Clause 8.3, if any Party through its representative at a meeting of the Operating Committee held to approve a programme and budget, votes against the carrying out of any Joint Operations consisting of the drilling of one or more wells which are not required to meet the work Obligation for the relevant Permit Year ("Additional Joint Operations") but which is included within a program and budget for that Permit Year approved or deemed to be approved by the Operating Committee, then such Party may notify the Operator within the relevant time limits specified in Clause 8.12, that it will not participate in the Additional Joint Operations ("Non-Consenting Party").

     (b) Subject to Clause 8.11, all the Parties which have approved the program and budget containing the Additional Joint Operations ("Consenting Parties") will thereafter share in all costs, risks, liabilities, expenses and benefits arising or incurred with respect to the Additional Joint Operations in the proportion that each of their respective Participating Interests bears to the total of the Participating Interests of all the Consenting Parties.

     8.11 Consenting Parties' Premium

     (a) Where a Non-Consenting Party notifies the Operator that it will not participate in the Additional Joint Operations, the Operator shall notify the other Parties within 7 days of receipt of such notice. If any Party which voted for the program and budget containing the Additional Joint Operations then notifies the Operator within 7 days of receipt of the Operator's notice that it does not wish to participate in the Additional Joint Operations, the Party shall be deemed to be a Non-Consenting Party under this clause and thereafter shall not be responsible for any costs, risks or expenses attributable to the Additional Joint Operations. In this event, the remaining Parties will be given immediate notice of their projected re-adjusted contribution to costs, and have an extra 48 hours to advise Operator of their consenting or non-consenting status. Notwithstanding the above, such 7-day notice period shall be shortened to 48 hours if the Additional Joint Operations are currently in progress.

     (b) The Consenting Parties' rights, interests and benefits in respect of the results of the Additional Joint Operations shall be determined in accordance with those sub-clauses of Clause 12 applicable to the nature of the Additional Joint Operations as if the Additional Joint Operations were Sole Risk Operations and the Consenting Parties were Sole Risk Parties in such Sole Risk Operations.

     8.12 Notice to Operator

     Notice to be given to the Operator by a Non-Consenting Party pursuant to Clause 8.10(a) shall be given within the following periods:

     (a) if the Additional Joint Operations are to be commenced within 30 days after the close of the meeting of the Operating Committee at which the program and budget containing the Additional Joint Operations was approved, within 7 days after the date of that meeting;

     (b) if the Additional Joint Operations are to be commenced more than 30 days after the close of the meeting of the Operating Committee at which the program and budget containing the Additional Joint Operations was approved, within 15 days after the date of that meeting.

     (c) if the Additional Joint Operations are currently in progress, within 48 hours after the receipt of notice from the Operator thereof.

9    COSTS AND EXPENSES

     9.1  Allocation of Expenditure

     Subject to the provisions of this Agreement, all expenditure relating to Joint Operations, including without limitation the handling, treating, storing and transporting to the Delivery Point of Petroleum produced from the Area shall, except as otherwise specifically provided herein, be borne by the Parties in proportion to their respective Participating Interests. All liabilities of the Joint Venture shall be borne in the same proportions. To the extent that any such expenditure is included in an approved AFE or is otherwise authorised pursuant to this Agreement, such expenditure shall be deemed to be authorised and shall be referred to as "Authorised Expenditure".

     9.2  Accounting Procedure as Basis

     The Accounting Procedure shall be the basis for all charges and credits to the Joint Account except as the Accounting Procedure may be in direct conflict with this Agreement, in which event the provisions of this Agreement shall prevail, and the Operator shall keep its records of costs and expenditure in accordance with such Accounting Procedure. The Operator must charge on the basis that it is intended to neither gain nor lose in performing the functions and duties of the Operator under this Agreement.

     9.3  Payment by Operator and Reimbursement

     The Operator shall initially pay all Authorised Expenditure and shall debit the Parties for their respective shares thereof. Unless the Operator shall have received advances for such purposes as provided for in this Agreement, each Party shall forthwith reimburse the Operator for its share of such Authorised Expenditure in accordance with the provisions of this Agreement.

     9.4  Calls by Operator

     The Operator may require the Non-Operators to advance their respective proportions of Authorised Expenditure in which event the provisions of Article 1.2.1 of the Accounting Procedure shall apply.

     9.5  Banking of Funds

     All funds received by the Operator under the provisions of this Agreement (other than funds received for the purpose of a Sole Risk Operation) shall be lodged by the Operator in a separate bank account in the name of the Joint Venture maintained by the Operator and styled as directed by the Operating Committee. The Operator shall deposit to such account its own share of Authorised Expenditure or of advances to meet Authorised

Expenditure due by it within the same time limits within which the Non-Operators are required to pay their shares to the Operator. Pending the expenditure thereof, the funds advanced by any Party shall be held by the Operator in trust for the respective Party, subject to the terms of this Agreement.

     9.6  Investment of Funds

     Each Party hereby authorises the Operator to invest the funds lodged in the bank account referred to in Clause 9.5 from time to time in interest bearing deposits with such bank or in such other forms of investment as are from time to time approved by the unanimous resolution of the Parties. Each Party shall be entitled to receive or be credited with the interest earned upon the investment of its funds.

     9.7  Withdrawal of Funds

     The Operator is hereby authorised to withdraw funds from the bank account or interest bearing deposit or other investments as they are required by the Operator to pay Authorised Expenditure.

10   INFORMATION ON JOINT OPERATIONS

     10.1 Information as to Petroleum Production

     The Operator shall furnish to each Party each month a statement of the amount of Petroleum produced (including any Petroleum used, flared or lost), gathered, treated, processed, transported, stored and delivered during the preceding month and in stock at the end of that month within the scope of such Operator's responsibility.

     10.2 Access to Records and Information

     Unless otherwise specifically provided for in this Agreement and subject to Clause 15.8 and upon reasonable notice to the Operator each of the Parties shall have access at all reasonable times for the purpose of examination and, at its own expense, copying of all tapes, data, reports, accounts, contracts, books, records and all other information kept by the Operator in compliance with its obligations hereunder including but not limited to those relating to geological and geophysical surveys, drilling, exploration, production and gathering, those relating to amounts of Petroleum produced, gathered, treated, processed, transported, stored and delivered and those relating to plant and pipeline design, construction and costs.

     10.3 Drilling Information and Privileges of Non-Operators

     Prior to the commencement of any well for the Joint Account, the Operator shall provide to each Party a copy of the Approved Well Plan. With respect to any well drilled for the Joint Account, and subject to Clause 15.8, the Operator shall furnish to each Party, provided that weather or communication conditions do not prevent the Operator from so doing:

     (a) prompt notice by facsimile of the date of spudding in of the well;

     (b)  daily drilling and geological reports;

     (c)  immediate advice by facsimile or telephone of:

          (i) the encountering of any porous zone with showings of hydrocarbons;

          (ii) any other occurrence not specified in the Approved
          Well Plan which might justify the testing or evaluation of the zone in question; or

          (iii) any material occurrence which the Operator considers might justify a change from the Approved Well Plan, together with a recommendation from the Operator of any material departure from the Approved Well Plan which the Operator thinks appropriate in the circumstances;

     (d) on request, at the expense of the requesting Party, a complete set of washed samples of the cuttings of the formations penetrated if practicable;

     (e)  access to all cores taken; and

     (f) at the expense and risk of each Party and upon reasonable notice to the Operator, access to the drilling rig to such persons as that Party shall nominate for the purposes of viewing any or all Joint Operations provided that such access does not unreasonably interfere with Joint Operations and that such persons comply with all applicable safety requirements and directions.

     10.4 Testing and Information to Non-Operators

     With respect to any well drilled, the Operator shall:

     (a) be ready to receive the comments of and discuss with the Non-Operators any advice given by the Operator pursuant to Clause 10.3(c);

     (b) proceed in all material respects in accordance with the Approved Well Plan unless or until such time as the Operating Committee directs otherwise;

     (c) proceed with any variation of the Approved Well Plan directed by the Operating Committee;

     (d) take representative samples and drill stem test fluid samples and supply each Non-Operator with all information relative thereto; and

     (e) supply each Non-Operator with copies of the test and service report on each test run, including copies of pressure charts provided that each Non-Operator shall be entitled to no more than two copies of each such report and related data.

     10.5 Logging Information to Non-Operators

     During the drilling of the well and upon the well reaching the total depth, the Operator shall run all log surveys as are approved by the Operating Committee and shall as soon as practicable supply each Non-Operator with a copy of each log so run.

     10.6 Test Following Logging

     At any time prior to any Operating Committee decision which would negate such a request, if a Party requests (which request may be made by telephone or facsimile) that the Operator tests an interval in the well, the Operator shall promptly request the Parties to vote on the proposal pursuant to the provisions of Clause 7.6(c).

     10.7 Seismic and Other Reports

     The Operator shall supply each Party at the expense of the Joint Account with:

     (a)  a copy of all seismic sections;

     (b)  a copy of the final report on all seismic surveys;

     (c)  a copy of the well completion report for each well; and

     (d) a copy of any other reports prepared on behalf of the Joint Venture in connection with Joint Operations.

11   INSURANCE AND LITIGATION

     11.1 Operator to Maintain Insurance

     The Operator shall at all times while conducting Joint
Operations purchase and maintain for the Joint Account for the protection and indemnification of the Parties:

     (a) all such insurances as are required by the terms of the Permit;

     (b) personal injury insurance and property damage insurance in respect of motor vehicles of all kinds engaged in Joint Operations for a minimum of $5,000,000.00 or such greater amount as the Operating Committee may from time to time determine;

     (c) workers compensation (including unlimited common law risk), employer's liability and other insurance of a similar or dissimilar nature as may be required by law;

     (d) public liability insurance for a minimum of $10,000,000.00 or such greater amount as the Operating
     Committee may from time to time determine;

     (e) industrial special risks insurance in respect of all Joint Property for such amount as the Operating Committee may from time to time determine;

     (f) well control, pollution, seepage, clean up and redrilling insurance (including underground blowout and redrilling/recompletion) for a minimum of $10,000,000.00 or such greater amount as the Operating Committee may from time to time determine;

     (g) insurance in respect of stocks of Petroleum held prior to arrival at the Delivery Point in such amount as the Operating Committee shall from time to time determine; and

     (h)  such other insurances or indemnities as the Operating
     Committee may from time to time determine.

     11.2 Contractors Insurance

     The Operator shall in addition, require all contractors and sub-contractors performing work for the Joint Venture to purchase and maintain for the protection and indemnification of the Parties insurances of the kind referred to in paragraphs (b), (c) and (d) of Clause 11.1 insofar as relates to such work of such contractors or sub-contractors provided that the Operator may (unless otherwise directed by the Operating Committee) dispense with any such insurance in any case in which the Operator determines that in all the circumstances it is appropriate to do so and may determine such lower limit for any such insurance as the Operator deems appropriate.

     11.3 Review of Insurances

     The Operator will when requested by the Operating Committee carry out such review of the insurance effected pursuant to Clause 11.1 as the Operating Committee may require.

     11.4 Naming of Parties as Co-insured

     The Operator and the other Parties and other persons for whose benefit any policy of insurance is effected pursuant to Clauses 11.1 or 11.2 shall be named as co-insureds therein. The Operator shall ensure that each such policy of insurance shall contain:

     (a) a waiver of the right of subrogation by the insurer in favour of the Parties; and

     (b) a cross liabilities Clause to the effect that for the purposes of the policy each Party and other person comprising the insured shall be considered as a separate unit and the policy shall apply to each such Party or other person in the same manner as if a separate policy had been issued to each of them in its name alone and the insurer waives all rights of subrogation or action which it may have or acquire against any such Party or other person.

     11.5 Advice to Non-Operators of Current Insurance

     The Operator will advise the Parties promptly of any additional insurance effected or of any insurances cancelled, altered or lapsed.

     11.6 Party's Right to Increase Insurance

     Any Party may at its own cost effect or increase any such insurance so far as it relates to the interest of such Party under this Agreement.

     11.7 Cost of Insurance and Charging of Losses

     The actual costs of the insurance effected by the Operator pursuant to Clause 11.1 shall be charged to the Joint Account. Any liability, loss, damage, claim or expense relating to Joint Operations, whether in respect of an event which has been insured or not, shall be charged to the Joint Account and shall be borne and paid by the Parties (without prejudice to any right of indemnity or action which any Party may have) in proportion to their Participating Interests at the time of the liability, loss, damage, claim or expense in question.

     Any Party may elect not to participate in any insurance if:

     (a) it gives prompt notice of its non-participation to the Operator (at least prior to the time at which the Operator has entered into a contract for such insurance);

     (b) its non-participation does not interfere, directly or indirectly, with the Operator's negotiations for such insurance and the other Parties participating in such insurance or prejudice such insurance once obtained; it produces to the Operating Committee such evidence of insurance or financial responsibility, to cover its Participating Interest share of the risks to be insured against, as the Operating Committee determines to be acceptable; and any policy it effects to cover the risks to be insured against includes waivers of subrogation by the insurer in favour of the other Parties with respect to Joint Operations and Joint Property and is subject to a condition that it cannot be cancelled or varied, or permitted to expire, without, in each instance, the insurer having given to the other Parties at least 14 days notice of that intent.

     11.8 Litigation

     (a) Subject to the provisions of this Clause 11.8, all matters relating to the enforcement or defence of rights in respect of or arising out of Joint Operations shall be determined by decisions of the Operating Committee.

     (b) All actions taken by the Operator pursuant to this Clause 11.8 and all liabilities incurred pursuant thereto shall be for the Joint Account and the payment of such liabilities shall constitute Authorised Expenditure.

     (c) All the provisions of this Agreement shall apply in relation to matters referred to in this Clause 11.8 including without limitation the provisions of Clauses 8.5 and 8.6 relating to AFEs, the provisions of Clause 9.4 relating to calls by the Operator and the provisions of Clause 15 relating to defaults in payment.

     (d) The Operator shall promptly notify the Parties of any claim, litigation, lien, demand or judgment relating to Joint Operations.

     (e) The Operator shall have the authority to prosecute, pursue, defend or settle any claim, litigation, lien, demand or judgment relating to Joint Operations where the total amount in dispute and/or the then total amount of damages together with any costs is estimated by the Operator to be less than $20,000.00 or such other amount as may from time to time be specified by the Operating Committee.

     (f) The Operator shall not except at the direction of the Operating Committee prosecute, pursue, defend or settle any claim, litigation, lien, demand or judgment relating to Joint Operations where the then estimated total amount in dispute and/or the total amount of damages together with any costs is $20,000.00 (or such other amount as may from time to time be specified by the Operating Committee) or greater.

     (g) Each Party shall promptly notify the other Parties of any claim, litigation, lien, demand or judgment relating to Joint Operations and shall use all reasonable endeavours not to conduct such proceedings in such a way as to prejudice, affect or vitiate any insurance effected pursuant to this Clause 11.

     (h) Notwithstanding the provisions of Clause 11.8(e), each Party shall have the right to participate in any prosecution, defence or settlement of any proceedings conducted in accordance with Clauses 11.8(e) and 11.8(f) at its sole cost and expense provided however that a Party exercising such a right shall remain liable for its share of Joint Venture costs.

     (i) Any Party participating in the prosecution, defence or settlement of any proceedings shall at all times take all reasonable steps to ensure that it does so in such manner as does not prejudice the rights of any of the other Parties.

     (j) The provisions of this Clause 11.8 shall not apply to claims, litigation, liens, demands or judgments made, brought or obtained by a Party against another Party.

12   SOLE RISK OPERATIONS

     12.1 Sole Risk Operation

     The Parties shall propose and conduct Sole Risk Operations in accordance with this Clause 12. A Party shall not give an Sole Risk Operation Notice for a Sole Risk Operation (other than a Sole Risk Operation where there is a rig on site as provided in Clause 12.19) unless the operation described in the Sole Risk Operation Notice has been proposed in the Operating Committee in complete form as contemplated in Clause 12.2 and has been rejected or after the next ensuing meeting of the Operating Committee it has failed to gain approval.

     12.2 Proposal of Sole Risk Operation

     A Proposing Party may at any time give to the Receiving Parties an Sole Risk Operation Notice, in which the Proposing Party shall state the proposed location, purpose, program, estimated commencement date and estimated cost (set out in the form of an AFE) of the Sole Risk Operation and which shall be accompanied by all relevant technical information (other than that already in the hands of the Parties) and interpretations upon which the proposal is based.

     12.3 Operating Committee to Consider Sole Risk Operation
Notice

     The Operator shall convene a meeting of the Operating Committee to be held not less than twenty (20) Business Days and not more than thirty (30) Business Days after the giving of an Sole Risk Operation Notice. Unless all Receiving Parties shall prior to the date of such meeting give notice to all Parties that the Sole Risk Operation may proceed the Operating Committee shall meet and consider the Sole Risk Operation Notice.

     12.4 Sole Risk Operation Notice for Existing Well

     If the Sole Risk Operation Notice relates to a well which is suspended or is then being drilled other than a well which is being or is about to be plugged and abandoned then the Sole Risk Operation may proceed only if the Operating Committee approves the same proceeding and in such event subject to such conditions, if any, as the Operating Committee may impose on such Sole Risk Operations.

     12.5 Sole Risk Operation Notice for Exploration Well

     If the Sole Risk Operation Notice relates to an Exploration
Well (which term includes an operation classified as an Exploration Well pursuant to Clause 12.15) then the Operating
Committee shall either:

     (a) decide that the Joint Venture shall drill a well or conduct an operation having the same purpose as the well or operation described in the Sole Risk Operation Notice, to be commenced (which in the case of the drilling of a well means spudded) not later than six (6) months after service of the Sole Risk Operation Notice; or

     (b) make no such decision, whereupon the Proposing Party may proceed with the Sole Risk Operation, subject to the remaining provisions of this Agreement.

     If the Operating Committee decides in accordance with paragraph (a) above and the Joint Venture fails to commence to conduct the operations within the six (6) months period provided for in that paragraph, then the limitation period of six (6) months referred to in Clause 12.9 is extended by the period of six (6) months and the Proposing Party may proceed with the Sole Risk Operation, subject to the remaining provisions of this Agreement.

     12.6 Sole Risk Operation Notice for Appraisal Well

     If the Sole Risk Operation Notice relates to an Appraisal
Well (which term includes without limitation, operations respectively classified as Appraisal Wells pursuant to Clause
12.15 or Clause 12.18) then:

     (a) if at the time of service of the Sole Risk Operation Notice Petroleum is not being produced from the Reservoir in respect of which the operation described in the Sole Risk Operation Notice is to be conducted, the Operating Committee shall:

          (i)  decide that the Joint Venture shall produce
          Petroleum from such Reservoir within twelve (12) months after the service of the Sole Risk Operation Notice; or

          (ii) decide that the Joint Venture shall drill a well or conduct an operation having the same purpose as the well or operation described in the Sole Risk Operation Notice, to be commenced (which in the case of the drilling of a well means spudded) not later than twelve
          (12) months after the service of the Sole Risk
          Operation Notice; or

          (iii)     make no such decision, whereupon the
          Proposing Party may proceed with the Sole Risk
          Operation, subject to the remaining provisions of this Agreement; or

     (b) if at the time of service of the Sole Risk Operation Notice Petroleum is being produced from the Reservoir in respect of which the operation described in the Sole Risk Operation Notice is to be conducted, the Operating Committee shall decide either:

          (i) that the Joint Venture shall drill a well or conduct an operation having the same purpose as the well or operation described in the Sole Risk Operation Notice to be commenced (which in the case of a well means spudded) not later than six (6) months after service of the Sole Risk Operation Notice; or

          (ii) make no such decisions whereupon the Proposing
          Party may proceed with the Sole Risk Operation subject to the remaining provisions of this Agreement.

     If the Operating Committee decides in accordance with paragraph (a)(i) or (a)(ii) above and the Joint Venture fails to produce Petroleum or commence to conduct the operations within the twelve (12) month period respectively provided for in those paragraphs, then the limitation period of six (6) months referred to in Clause 12.9 is extended by the period of twelve (12) months, and the Proposing Party may proceed with the Sole Risk Operation, subject to the remaining provisions of this Agreement.
     If the Operating Committee decides in accordance with paragraph (b)(i) above and the Joint Venture fails to commence to conduct the operations within the six (6) month period provided for in that paragraph, then the limitation period of six (6) months referred to in Clause 12.9 is extended by the period of six (6) months, and the Proposing Party may proceed with the Sole Risk Operation subject to the provisions of this Agreement.

     12.7 Election to Participate

     If in consequence of the operation of Clauses 12.3, 12.4,
12.5 or 12.6 the Proposing Party may proceed with the relevant Sole Risk Operation then the Proposing Party may give notice to each Receiving Party that it has become entitled to and intends to proceed with the Sole Risk Operation and each Receiving Party shall within ten (10) Business Days of receipt of such notice give notice to each other Party stating whether that Receiving Party will participate in the Sole Risk Operation and, if so, the maximum interest (being not less than its Participating Interest) it will take in such Sole Risk Operation, failing which that Receiving Party is deemed to have given notice to each other Party that it will not participate in the Sole Risk Operation.

     12.8 Sole Risk Interest

     A Sole Risk Party shall participate in a Sole Risk Operation and bear the costs, risks and liabilities thereof in the proportion that its Participating Interest bears to the aggregate of the Participating Interests of the Sole Risk Parties (such proportion being hereinafter called its "Sole Risk Interest") unless otherwise agreed among the Sole Risk Parties. When each Receiving Party has given notice pursuant to Clause 12.7, the Proposing Party shall forthwith notify each Party which elects pursuant to Clause 12.7 to participate in the Sole Risk Operation ("Electing Party") of its then Sole Risk Interest. If the then Sole Risk Interest of any Electing Party exceeds the maximum interest specified in its notice pursuant to Clause 12.7, then that Electing Party may withdraw from the Sole Risk Operation by notice to the remaining Electing Parties and the Proposing Party given within five Business Days after receipt of notice of its then Sole Risk Interest, where-upon the remaining Electing Parties and the Proposing Party shall agree the Sole Risk Interests. If the remaining Electing Parties and the Proposing Party are unable to agree the Sole Risk Interests within ten Business Days after the Proposing Party notifies the Electing Parties of their then Sole Risk Interests, then the Proposing Party may proceed with the Sole Risk Operation alone and thereafter no other Party may participate in the Sole Risk Operation except with the unanimous consent of the Sole Risk Parties.

     12.9 Time for Commencing Operations

     The Proposing Party may begin the Sole Risk Operation after the Sole Risk Interests have been settled in accordance with Clause 12.8. A Sole Risk Party shall not commence a Sole Risk Operation more than six (6) months after giving the relevant Sole Risk Operation Notice. Another Sole Risk Operation Notice may be given for the same Sole Risk Operation after the expiration of the said six (6) month period. A Sole Risk Operation, once commenced, shall be diligently prosecuted or abandoned by the Sole Risk Parties.

     12.10     Conduct of Sole Risk Operation

     If less than such Parties as would be able to make a decision of the Operating Committee pursuant to Clause 7.3, elect to participate in a proposed Sole Risk Operation then the operation shall continue to be a Sole Risk Operation and the provisions of Clauses 12.11 to 12.30 shall apply and the Sole Risk Parties shall promptly commence (subject to Clause 12.9), carry out and complete the Sole Risk Operation diligently in accordance with good oil field practice.

     12.11     Operator for Sole Risk Operations

     If the Operator is a Sole Risk Party, it shall carry out the Sole Risk Operation. If the Operator is not a Sole Risk Party, the Sole Risk Parties may appoint the Operator, if the Operator agrees to accept such appointment, or one of their number as Sole Risk Operator. All the provisions of this Agreement relating to the conduct of Joint Operations shall (to the extent they have application) apply mutatis mutandis, to the Sole Risk Operator and to the Sole Risk Operation.

     12.12     Sole Risk Parties May Complete and Equip

     The Sole Risk Parties which drill a well as a Sole Risk Operation are entitled, but are not obliged, to Complete such well, or Complete and Equip such well as part of such Sole Risk Operation at their sole risk and expense. Sole Risk Parties which Complete a well as a Sole Risk Operation are entitled, but are not obliged, to Equip such well as part of such Sole Risk Operation at their sole risk and expense. Sole Risk Parties Equipping a well as a Sole Risk Operation or as part of a Sole Risk Operation shall not Equip such well so as to handle production greater than that reasonably expected from such well, unless the Operating Committee decides otherwise.

     12.13     Premiums Accruing to Sole Risk Parties -
Exploration Wells

     If the Sole Risk Operation is the drilling of an Exploration
Well, and the operation results in the discovery of a Reservoir from which Petroleum is subsequently produced, the Sole Risk
Parties are entitled as follows:

     (a) the Sole Risk Parties may take all Petroleum produced from such Reservoir by all wells which are drilled and Completed for production from such Reservoir until the Net Proceeds of Sale thereof equals the sum of the Drilling Costs, Completion Costs and Equipping Costs (if any) incurred by the Sole Risk Parties as part of such Sole Risk Operation; and

     (b) in addition to such entitlements, the Sole Risk Parties may take all Petroleum produced from such Reservoir and all subsequent wells which are drilled and Completed for production from such Reservoir until the Net Proceeds of Sale thereof is an amount equal to one thousand per centum (1000%) of the Drilling Costs of such well or, if such well is Completed for production by the Sole Risk Parties as part of such Sole Risk Operation, an amount equal to one thousand per centum (1000%) of such of the Drilling Costs and Completion Costs as the Sole Risk Parties incur as part of such Sole Risk Operation.

     12.14     Premiums Accruing to Sole Risk Parties - Appraisal
Wells

     If the Sole Risk Operation is the drilling of an Appraisal
Well and such well is Completed for production from a Reservoir which it was the purpose of the well to intersect, the Sole Risk
Parties are entitled as follows:

     (a) the Sole Risk Parties may take all Petroleum produced from such well from such Reservoir until the Net Proceeds of Sale thereof equals the sum of the Drilling Costs, Completion Costs and Equipping Costs (if any) incurred as part of the relevant Sole Risk Operation; and

     (b) in addition to such entitlement, the Sole Risk Parties may take all Petroleum produced from such well until the Net Proceeds of Sale thereof is an amount equal to five hundred per centum (500%) of such Drilling Costs, Completion Costs and Equipping Costs (if any).

     12.15     Deepening, Plugging  Back, Reworking,
Recompleting, Sidetracking

     If the Sole Risk Operation is the deepening, plugging back, reworking, recompleting or sidetracking of a well, and such operation results in:

     (a) the discovery of a Reservoir from which Petroleum is subsequently produced; or

     (b) production from that section of the well deepened, plugged back, recompleted or reworked; or

     (c) production from a Reservoir intersected by the sidetracked portion of the well; or

     (d) production for the first time from a Reservoir intersected by the well plugged back, recompleted or reworked, then for the purpose of dealing pursuant to Clause
     12.13 or Clause 12.14 with Petroleum produced as a result of such operation, it is classified as an Exploration Well or anAppraisal Well by reference to the definitions of those terms in this Agreement and to the purposes as stated in the Sole Risk Operation Notice for which such deepening, plugging back, reworking, recompleting or sidetracking is conducted.

     12.16     Premiums Accruing to Sole Risk Parties -
Completing

     If the Sole Risk Operation Notice is solely for the Completing or the Completing and Equipping of a well from which Petroleum is subsequently produced, the Sole Risk Parties are entitled (in addition to any entitlement they may have pursuant to Clause 12.17) as follows:

     (a) the Sole Risk Parties may take all Petroleum produced from such well until the Net Proceeds of Sale thereof equals the Completion Costs; and

     (b) in addition to such entitlement, the Sole Risk Parties may take all Petroleum produced from such well until the Net
     Proceeds of Sale thereof is an amount equal to five hundred per centum (500%) of the Completion Costs.

     12.17     Premiums Accruing to Sole Risk Parties - Equipping

     If the Sole Risk Operation Notice is solely for the Equipping or the Completing and Equipping of a well or wells, the Sole Risk Parties are entitled (in addition to any entitlement they may have pursuant to Clause 12.16) as follows:

     (a) the Sole Risk Parties may take all Petroleum from such well or wells until the Net Proceeds of Sale thereof equals the Equipping Costs of such well or wells; and

     (b) in addition to such entitlement, the Sole Risk Parties may take all Petroleum produced from such well or wells until the Net Proceeds of Sale thereof is an amount equal to five hundred per centum (500%) of the Equipping Costs.

     12.18     Multiple Reservoirs

     (a) If a well intersects more than one Reservoir, then in respect of each such Reservoir it may be classified as an Exploration Well or an Appraisal Well by reference to the purpose, as stated in the Sole Risk Operation Notice, for which the well was drilled. A well is classified as an Exploration Well in respect of a Reservoir which is discovered by that well, irrespective of the purpose for which the well was drilled.

     (b) If a well intersects more than one Reservoir, and in respect of all such Reservoirs it is classified as either an Exploration Well, an Appraisal Well, then for the purposes of dealing pursuant to Clauses 12.13 to 12.17 with Petroleum produced from such well, Drilling Costs are the Drilling Costs of the well to its total depth, Completion Costs are equal to the sum of the Completion Costs for all Reservoirs, and Equipping Costs are equal to the total Equipping Costs for the well, and (without prejudice to any further entitlements which the Sole Risk Parties may have pursuant to the remaining provisions of Clause 12) the Sole Risk Parties may take Petroleum from all such Reservoirs until their total entitlements in respect of the well have been satisfied.

     (c) If a well intersects more than one Reservoir, and in respect of any of such Reservoirs it is classified differently from another of such Reservoirs, then for the purposes of dealing pursuant to Clauses 12.13 to 12.17, with Petroleum produced from such well, Completion Costs are equal to the sum of the Completion Costs for all Reservoirs, and Equipping Costs are equal to the total Equipping Costs for the well. Drilling Costs are:

          (i) for a Reservoir or Reservoirs in respect of which the well is an Exploration Well, such Drilling Costs as would have been incurred if the intersection of that Reservoir or the deepest of such Reservoirs was the only purpose for which the well was drilled;

          (ii) for a Reservoir or Reservoirs in respect of which the well is an Appraisal Well intersected below the deepest Reservoir in respect of which the well is an Exploration Well, the difference between the Drilling Costs as ascertained for paragraph 12.18(c)(i) and such Drilling Costs as would have been incurred if the intersection of the Reservoir or the deepest of such Reservoirs in respect of which the well is an Appraisal Well were the only purpose for which the well was drilled; for a Reservoir or Reservoirs in respect of which the well is an Appraisal Well, and such well does not intersect a Reservoir in respect of which the well is an Exploration Well, such Drilling Costs as would have been incurred if the intersection of the Reservoir or the deepest of such Reservoirs in respect of which the well is an Appraisal Well were the only purpose for which the well was drilled; and (without prejudice to any further entitlements which the Sole Risk Parties may have pursuant to the remaining provisions of Clause
          12) the Sole Risk Parties may take Petroleum from all such Reservoirs until their total entitlements in respect of the well have been satisfied.

     12.19     Sole Risk Operation Notice When Rig is on Site

     Notwithstanding the other provisions of this Clause 12:

     (a) if a drilling rig is on the location of the well when a Party gives an Sole Risk Operation Notice proposing the deepening, plugging back, testing, reworking, recompleting, sidetracking or Completing of a well, the time within which the Operating Committee shall decide in accordance with Clause 12.4, 12.5 or 12.6 as the case may be (such decision being made by facsimile vote of the Parties addressed to the Operator and each other) and within which each Receiving Party shall give notice to the Proposing Party pursuant to Clause 12.7 of its election to participate in the Sole Risk Operation shall be reduced to twenty-four (24) hours from receipt of the Sole Risk Operation Notice, or to such longer time as the Proposing Party may stipulate in the Sole Risk Operation Notice. Unless the Operating Committee decides otherwise, if the Sole Risk Parties do not commence the Sole Risk Operation within five (5) Business Days after service of the Sole Risk Operation Notice, the Sole Risk Operator shall abandon the Sole Risk Operation; and

     (b) if the Sole Risk Operation proceeds, the Sole Risk Parties shall pay all costs accruing from the commencement of such twenty-four (24) hour period. If the Sole Risk Operation does not then proceed, the Proposing Party shall pay such extra costs as may be occasioned by delay (including without limitation, any delay to Joint Operations during the twenty-four (24) hour period) associated with the giving of the Sole Risk Operation Notice.

     12.20     Deepening or Sidetracking of Sole Risk Well

     (a) Any Party may participate in a Sole Risk Operation which is the deepening or sidetracking of a well to a depth greater than the depth of that well as at the commencement of the relevant Sole Risk Operation, which well was previously the subject of a Sole Risk Operation, whether or not such Party participated in such prior Sole Risk Operation.

     (b) If Petroleum is not produced from the well as a result of the deepening or sidetracking operation, then:

          (i) the Sole Risk Parties in respect of the drilling of the well as originally programmed will be responsible for the costs of abandoning that section of the well resulting from that drilling; and

          (ii) the Sole Risk Parties in the deepening or sidetracking will be responsible for the costs of abandoning that section of the well resulting from that deepening or sidetracking operation.

     (c) If Petroleum is produced from the well as a result of the deepening or sidetracking operation, then the Sole Risk Parties shall apply the Net Proceeds of Sale of such Petroleum first in reimbursement to the Parties participating in the well as originally programmed of their Drilling Costs of the well to the depth from which the deepening or sidetracking Sole Risk Operation commenced.

     12.21     Priority of Recovery of Premium

     If more than one Sole Risk Operation is conducted in a well, then each group of Parties to a Sole Risk Operation may take Petroleum from the well and apply the Net Proceeds of Sale in reduction of costs and premium pursuant to Clauses 12.13 to 12.17, in the order of priority which is the same as the order in which each Sole Risk Operation commenced.

     12.22     Abandonment of Sole Risk Operation - Salvageable
Material

     (a) If a well in respect of which a deepening, plugging back, reworking, recompleting or sidetracking operation has been conducted as a Sole Risk Operation is abandoned, without any production being taken from it, then the proceeds of sale of salvageable equipment supplied at the cost of the Sole Risk Parties accrue to the Sole Risk Parties. The proceeds of sale of other salvageable equipment are for the Joint Account or, if the well in respect of which the deepening, plugging back, reworking, recompleting or sidetracking operation was conducted was itself drilled as a Sole Risk Operation, such proceeds accrue to the Sole Risk Parties in such Sole Risk Operation.

     (b) If the Sole Risk Parties abandon a well which has been the subject of a Sole Risk Operation before production from it, if any, has been sufficient to meet all costs and premiums payable to the Sole Risk Parties, the proceeds of sale of all salvageable equipment in and about the well, the initial cost of which was included in the Drilling Costs, Completion Costs or Equipping Costs of the well, are deemed to be part of Net Proceeds of Sale of Petroleum produced from the well, for the purpose of accounting between the Sole Risk Parties and the Non-Sole Risk Parties.

     12.23 Accounts During Sole Risk Operations and Premium
Recovery

     (a) The computation of costs and expenses relating to Sole Risk Operations shall be made in accordance with this Agreement and the Accounting Procedure. While carrying out Sole Risk Operations, the Sole Risk Operator shall maintain separate books, records and accounts for Sole Risk Operations which shall be subject to the same examination and audit as are applicable to the books maintained for the Joint Account.

     (b) During the period that production of Petroleum from a well is being applied in reduction of costs and premiums payable to Sole Risk Parties in a Sole Risk Operation the Sole Risk Operator for such well shall supply all Parties each month with a statement on which shall appear:

          (i)  the names and Sole Risk Interests of the Sole Risk
          Parties;
          (ii) the quantity and Proceeds of Sale of Petroleum produced from such well (and where necessary for the purposes of Clause 12.18, from each Reservoir in such well and where applicable other wells drilled into the same Reservoir) for the preceding month;

          (iii) the Net Proceeds of Sale for the preceding month and the manner of calculation thereof; and

          (iv) the sum of costs and premiums remaining outstanding and the manner of calculation thereof.

     (c) The Sole Risk Parties shall promptly furnish to the Sole Risk Operator each month information necessary for the Sole Risk Operator to prepare such statement.

     12.24     Sole Risk Parties' Relationship

     Unless the Sole Risk Parties otherwise agree concerning their relationship with each other and the relationship of the Sole Risk Parties and the Sole Risk Operator, then subject to the specific provisions of this Clause 12 the provisions of this Agreement shall (to the extent that they may have application) apply mutatis mutandis both generally and to such relationship during the conduct of a Sole Risk Operation and until all Sole Risk Parties' entitlements pursuant to this Clause 12 have been satisfied. No agreement between the Sole Risk Parties inter se shall affect any of the rights of any Non-Sole Risk Party under this Agreement.

     12.25     Indemnification of Non-Sole Risk Parties

     Each Sole Risk Party to the extent of its Sole Risk Interest hereby indemnifies and holds harmless the Non-Sole Risk Parties against all actions, claims, demands and proceedings whatsoever brought by any third party (including without limitation any employee of the Sole Risk Party) arising out of or in connection with the Sole Risk Operation and shall insofar as it may be within its control keep the Permit free from all liens, charges and encumbrances which might arise by reason of the conduct of the Sole Risk Operation. The approval of the Non-Sole Risk Parties to the conduct of a Sole Risk Operation (whether or not such approval is required) shall not constitute a waiver of these provisions.

     12.26     Use of Joint Property

     (a) The Sole Risk Parties may use Joint Property in connection with Petroleum produced as a result of a Sole
     Risk Operation, to the extent of such of the capacity of such Joint Property from time to time as is not required for Joint Operations for the Joint Account.

     (b) Any costs and expenses incurred by reason of such use of Joint Property shall be paid by the Sole Risk Parties.

     12.27     Non-Sole Risk Parties may Receive Information

     The Sole Risk Operator may provide to the Non-Sole Risk
Parties all such information in respect of the Sole Risk
Operation.

     12.28     Net Proceeds of Sale of Petroleum

     In this Clause 12 the following expressions shall have the following meanings:

     (a) "Net Proceeds of Sale" of the relevant Petroleum means the Proceeds of Sale less the sum of:

          (i) Government royalty and all other royalties, excise and other levies calculated specifically in relation to the relevant Petroleum as may be applied from time to time; and

          (ii) Operating Costs,

     payable by the Sole Risk Parties in respect of such Petroleum.

     (b)  "Proceeds of Sale" of Petroleum means:

          (i) where it is sold at arms length, the monetary value of the consideration received for the sale of such Petroleum less Delivery Costs; and

          (ii) where it is not sold at arms length, or where it is sold prior to further processing by the Sole Risk Party which owns it, a monetary value which such Sole Risk Party and the Non-Sole Risk Parties agree to be the actual consideration which would be obtainable for such Petroleum upon a sale at arms length less an agreed amount as the equivalent of Delivery Costs provided that:

                (A) if such Parties are unable to agree within
               one (1) month of the first occasion upon which Petroleum is taken by the Sole Risk Party which does not intend to sell such Petroleum at arms length, then such Parties shall agree upon a qualified person who shall determine such monetary value; and

                (B) if such Parties are unable to agree upon a
               qualified person within a further month, any such Party may request the Chairman or the next most senior Councillor (not being an officer of any Party) of the Petroleum Association of New Zealand to nominate a qualified person to determine such monetary value. In making such determination such person shall be acting as an expert and not as an arbitrator and his decision shall be final and binding on the Parties. The costs of the determination shall be borne by the Parties in proportion to their Participating Interests.

     (c) "Delivery Costs" means all costs incurred in marketing the relevant Petroleum and in transporting it from the Delivery Point to the point of sale.

     12.29     Early Re-Entry by Non-Sole Risk Parties

     (a) At any time within one hundred and twenty (120) Business Days following the date upon which a Sole Risk Operation was completed each Non-Sole Risk Party may, at its option, elect to discharge its share of the total amount or amounts to which each Sole Risk Party is entitled under Clauses 12.13, 12.14, 12.16 or 12.17 by paying in cash to the Sole Risk Parties within the said period of one hundred and twenty (120) Business Days an amount equal to fifty percent (50%) of the total of amounts which the Sole Risk Parties would otherwise have been entitled to receive under the relevant Clause.

     (b) Upon making such cash payment such Non-Sole Risk Party shall be restored to its full rights hereunder as if the Non-Sole Risk Party had participated in such Sole Risk
     Operation.

     (c) For the purpose of facilitating a payment pursuant to this Clause the Operator shall, within eighty (80) Business
     Days after the completion of each Sole Risk Operation, advise all Parties of the cost of such Operation.

     (d) Within forty (40) Business Days of the date of the cash payment by a Non-Sole Risk Party there shall be an accounting and a cash settlement between such Non-Sole Risk Party and the Sole Risk Parties for the Net Proceeds of Sale (whether a positive or negative amount) calculated from the date of completion of the Sole Risk Operation to the date of the cash payment.

     (e) A Non-Sole Risk Party exercising this option shall not thereby become entitled to share in payments received in respect of any other Non-Sole Risk Party pursuant to any of Clauses 12.13, 12.14, 12.16 or 12.17.

     12.30     Conclusion of Sole Risk Operation

     As soon as sufficient Petroleum has been produced to satisfy all costs and premiums due to the Sole Risk Parties, the well with all associated equipment shall thereupon become Joint
Property.

13   DISPOSAL OF PRODUCTION

     13.1 Ownership

     Subject to the provisions of this Agreement each Party shall have the right and obligation to receive and take in kind as its own property at the Delivery Point and to sell or otherwise dispose of its Participating Interest share of all Petroleum produced from the Area excepting so much thereof as may be required by the Operator in connection with the conduct of Joint Operations or is unavoidably lost.

     13.2 Royalties

     All royalties, levies, duties and taxes payable to the Government and all those payable to third parties shall be delivered or paid whether in cash or in kind, by each Party in respect of production taken by it and each Party hereby agrees to indemnify and hold harmless all other Parties against all claims, liabilities, costs and expenses arising out of its failure to make such deliveries or payments.

     13.3 Production Reports

     The Operator shall maintain full and accurate records of Petroleum production inventories and deliveries to the Parties.

     13.4 Delivery

     All Petroleum shall be delivered to the Parties by the Operator at the Delivery Point.

     13.5 Risk

     The risk attaching to Petroleum delivered to each Party shall pass to that Party at the Delivery Point.

14   OFFTAKE AGREEMENT

     14.1 Crude Oil

     If crude oil is to be produced from the Area the Parties shall in good faith and not less than three (3) months, or such lesser period as the Parties may agree, prior to the scheduled date of first delivery of crude oil, negotiate and conclude the terms of an agreement to cover the offtake of crude oil produced from the Area. Such offtake agreement shall include, without limitation, provision for:

     (a) the Operator to provide regular periodic advice to the Parties of estimates of total available production broken down by succeeding periods, and grades of crude oil, for as far ahead as is necessary for the Operator and the Parties to plan offtake arrangements. Such advice shall also cover for each grade of crude oil, total available production and deliveries for the preceding period, inventory, overlifts and underlifts and each Party's Participating Interest share of available production after adjustment for overlifts and underlifts ("Entitlement");

     (b)  elimination of overlifts and underlifts;

     (c) the rights of the Parties if a Party fails in any relevant period to take the whole or part of its Entitlement for that period;

     (d) delivery to the Parties of Entitlements to ensure, to the extent Parties take delivery of their Entitlements rateably to their accrual, that each Party shall receive current Entitlements in like grade, gravity and quality to that received by each other Party and, to the extent that delivery on such basis is impracticable because of availability of facilities and minimum cargo sizes, a method of making periodic adjustments.

14.2 Natural Gas

     The Parties recognise that, in the event of any discovery of Natural Gas, it may or will be or become desirable for them to enter into special arrangements for the disposal of the same and they agree that, in such event and upon the request of any of them, their respective representatives shall meet together as necessary to consider their entry into such arrangements and that, if and to the extent that any such arrangements are agreed, they will adopt and undertake the same.

15   DEFAULTS

     15.1 Notice of Default

     (a) If any Party fails to make any payment as required by this Agreement by the due date for payment, the Operator shall upon becoming aware of such failure give notice of such failure to such Party giving particulars of the alleged failure and of the amount thereof ("Unpaid Amount").

     (b) If at the expiration of ten (10) Business Days after receipt of such notice such Party or any of their respective Participating Interests or other person (not being a Party) on its behalf has not paid in full the amount due by it and all amounts subsequently due to the Operator pursuant to this Agreement by such Party, such Party ("Defaulting Party") shall be in default pursuant to this Agreement. The Operator shall promptly give notice of all such defaults to all Parties.

     (c) Each such notice ("Default Notice") shall set out particulars of the Unpaid Amount. For the purpose of this Clause 15 all Parties other than any Defaulting Party are referred to as the "Non-Defaulting Parties".

     15.2 Defaulting Party Liable for Interest

     (a) Any amount payable by a Defaulting Party which remains unpaid shall bear interest and the Defaulting Party shall pay interest at the Default Interest Rate (which is applicable on the due date for payment of such amount) from the due date of payment of such amount until the actual date of payment.

     (b) Such interest shall accrue to the Non-Defaulting Parties in proportion to their respective Participating Interests or if one or more of the Non-Defaulting Parties become Paying Parties within the meaning of Clause 15.6, then thereafter to the Paying Parties as is provided in Clause 15.6.

     15.3 Payment by Operator

     In the event that the payment which a Party that is or becomes a Defaulting Party has failed to make is a payment due under this Agreement to a person who is not a Party, the Operator may and shall if so directed by the Operating Committee, by a vote of Non-Defaulting Parties whose Participating Interests aggregate a simple majority of the total Participating Interests of the Non-Defaulting Parties, pay the same to such person. Any amount so paid shall constitute a debt immediately due and payable by such Party to the Operator.

     15.4 Defaulting Party may be Sued

     Without prejudice to any other remedy for or consequence of default provided for in this Agreement, the Operator shall if so directed by the Operating Committee by a vote of Non-Defaulting Parties whose Participating Interests aggregate a simple majority of the total Participating Interests of the Non-Defaulting Parties sue in any Court of competent jurisdiction a Defaulting Party (which term shall without limitation include any Party removed from the position of Operator for failing to pay or contribute or advance its proportionate share of Authorised Expenditure) for the recovery of any moneys due and payable to the Operator or the Paying Parties (as defined in Clause 15.6) or any of them by that Defaulting Party which remain unpaid by the Defaulting Party at the expiration of ten (10) Business Days after the receipt of the Default Notice by the Defaulting Party.

     15.5 Non-Defaulting Parties to Contribute

     If at any time after the end of the ten (10) Business Days period referred to in Clause 15.4 the Operator shall not then have received in full from the Defaulting Party or any other person (not being a Party) on its behalf the then aggregate of the Unpaid Amount of such Defaulting Party plus interest thereon at the Default Interest Rate the Operator may and shall if so directed by the Operating Committee by a vote taken in accordance with Clause 15.4, require by notice in writing each of the Non-Defaulting Parties to pay to the Operator the amount of its proportion of such Unpaid Amounts on a date ("Payment Date") not less than five (5) Business Days after receipt of such notice. Such proportion shall be that proportion which the relevant Non-Defaulting Party's Participating Interest bears to the aggregate of the Participating Interests of all the Non-Defaulting Parties. A Party which does not pay each amount due by it under this Clause 15.5 within ten (10) Business Days of receipt of a request for payment of such moneys shall be regarded as a Defaulting Party and all the provisions of this Clause 15 shall apply to such Party in respect of any amount not so paid.

     15.6 Rights of Paying Parties

     A Non-Defaulting Party (including without limitation the Operator in its capacity as a Party) which pays to the Operator or bears any amount payable by it under Clause 15.5 is herein called a "Paying Party" and is deemed to have advanced such amount to the Defaulting Party on the terms that it is immediately repayable and may sue the Defaulting Party to recover the same but without prejudice to any other rights and remedies.

     The amount owing by a Defaulting Party to a Paying Party shall bear interest at the Default Interest Rate from the date the Paying Party made the payment under Clause 15.5 to the date it has recovered such amount in full.

     15.7 Defaulting Party's Petroleum

     For so long as any Unpaid Amount is not paid in full the Defaulting Party forfeits its rights to take any Petroleum produced from the Area and the Operator shall be entitled to take and receive all of the Defaulting Party's share of Petroleum produced from the Area and to sell and dispose of the same until such time as the net proceeds of sale of such Petroleum exceeds the Unpaid Amount plus interest on the Unpaid Amount at the Default Interest Rate. Such net proceeds of sale shall be distributed to the Paying Parties in proportion to the amounts paid by them pursuant to Clause 15.5 until all amounts owing by the Defaulting Party to the Paying Parties plus interest thereon at the Default Interest Rate has been paid in full and any remaining surplus of such net proceeds of sale will be distributed to the Defaulting Party. The receipt of any amounts by the Non-Defaulting Parties under this Clause 15.7 shall be without prejudice to any other rights or remedies of such Non-Defaulting Parties.

     15.8 Suspension of Rights of Defaulting Party

     A Defaulting Party shall not be entitled either to attend or to vote at any meeting of the Operating Committee or the Parties or to have access to Joint Operations or to records of Joint Operations or information pursuant to Clauses 5.6 and 10 or to receive information or be consulted with respect to Joint Operations unless and until all amounts then due and payable by that Defaulting Party in accordance with the terms of this Agreement shall have been received in full or the default is otherwise rectified or is waived by each Non-Defaulting Party. Except that the Defaulting Party should have access to information as reasonably necessary to remedy the default or to dispute the call made.

     15.9 Default of Operator in Payment

     In the event that the Operator fails to make any payment as required by this Agreement in its capacity as a Party thereto, then unless and until a replacement Operator is appointed the rights and responsibilities prescribed for the Operator under this Clause 15 shall be exercised for and on behalf of the Non-Defaulting Parties by the Party other than the Operator having the greatest Participating Interest and such Party shall be deemed to be the Operator for the purpose of exercising the rights and duties of the Operator under this Clause 15.

     15.10     Application of Defaulting Party's Funds

     Upon default by any Party in the payment of any moneys payable under this Agreement and without limiting Clause 15.7, the Operator shall (notwithstanding anything contained herein to the contrary, and without prejudice to other rights and remedies), retain any moneys which may be held for such Defaulting Party or which come to the hands of the Operator on behalf of such Defaulting Party, and apply such moneys until the amount owed by such Defaulting Party in accordance with this Agreement has been paid in full.

     15.11     Valuation of Defaulting Party's Interest

     (a) If at the end of twenty (20) Business Days from the date of receipt by a Defaulting Party of a Default Notice the relevant Unpaid Amount and interest thereon have not been paid in full, then unless:

          (i) the Defaulting Party has reached agreement with the Operator on behalf of all the Non-Defaulting
          Parties as to the value of its Participating Interest;
          or

          (ii) all Non-Defaulting Parties have agreed that a valuation should not be obtained,

     the Operator shall request the Chairman or the next most senior Councillor (not being an officer of any Party) of the Petroleum Association of New Zealand to nominate a person to determine the value of the Participating Interest of the Defaulting Party.

     (b) The person so nominated shall value the Defaulting Party's Participating Interest on the basis that the Joint Venture is a going concern and the price payable is that which would be payable by a willing but not anxious buyer to a willing but not anxious seller dealing at arms' length.
     In making such determination such person shall be acting as an expert and not as an arbitrator and his decision shall be final and binding on all Parties.

     (c) The costs of obtaining such valuation shall in the first instance be paid out of the Joint Account but shall be charged to and recoverable from the Defaulting Party as though it were part of the Unpaid Amount.

     (d)  Upon receipt of the valuation of the Participating
     Interest of the Defaulting Party the Operator shall promptly forward a copy of the same to each Party including the Defaulting Party.

     (e) The value of the Participating Interest of the Defaulting Party as agreed pursuant to Clause 15.11(a) or as determined pursuant to Clause 15.11(b) shall be and be deemed to be the value of such interest for the purposes of Clause 15.12.

     15.12     Option to Purchase Defaulting Party's Interest

     If at the end of forty (40) Business Days from the date of receipt by a Defaulting Party of a Default Notice the relevant Unpaid Amount and interest thereon have not been paid in full ("Option Commencement Date"), then each of the Non-Defaulting Parties shall have an option and such Defaulting Party hereby grants to each of the Non-Defaulting Parties the option ("Option") to purchase its Participating Interest (and if more than one Non-Defaulting Party exercises such option, in the proportions which the respective Participating Interests of such Non-Defaulting Parties bear to the total of their Participating Interests, or in such other proportions as such Non-Defaulting Parties shall agree upon) and upon the following terms and conditions:

     (a) A Non-Defaulting Party may exercise or join in the exercise of the Option at any time on or after the Option
     Commencement Date provided that the Option shall cease to be exercisable at the expiration of twenty (20) Business Days after the earliest exercise of the Option by a Non-
     Defaulting Party or in the event that on such earliest date of exercise the valuation of the Defaulting Party's
     Participating Interest pursuant to Clause 15.11(b) has not been received then at the expiration of twenty (20) Business
     Days after the receipt of such valuation by all the Non-Defaulting Parties.

     (b) A Non-Defaulting Party exercising the Option shall do so by giving a notice in writing to the Defaulting Party and at the same time giving a copy of such notice to all other
     Parties.

     (c) In the event of the exercise of this Option, the Option Exercise Date shall be the earlier of the date upon which all Non-Defaulting Parties have notified such exercise or twenty (20) Business Days after notification by the first

     Non-Defaulting Party to exercise such Option.  (The Non-
     Defaulting Party or Parties exercising the Option are hereinafter referred to as the "Purchaser" or "Purchasers").

     (d) The purchase price payable by the Purchasers for the Defaulting Party's Participating Interest shall be a sum equal to ninety percent (90%) of the value of such Participating Interest as determined pursuant to Clause
     15.11. Such purchase price shall be payable to the Defaulting Party by each Purchaser in proportion to the percentage of such Participating Interest it has acquired. Each Party hereby agrees that the difference between the full value of the Participating Interest of the Defaulting Party and the selling price under this Clause constitutes a pre-estimate of the liquidated damages which will be sustained by the Non-Defaulting Parties by reason of breach of this Agreement by the Defaulting Party.

     (e) The completion of the purchase shall be effected at whichever is the latest date of thirty (30) Business Days after the Option Exercise Date or ten (10) Business Days after the receipt of all necessary approvals to the purchase or ten (10) Business Days after the receipt by the Purchasers of the valuation of the Participating Interest of the Defaulting Party pursuant to Clause 15.11(b).

     (f) Upon such completion the Purchasers shall be at liberty to deduct from the purchase price the following amounts and to apply the amount deducted in paying or reimbursing such amounts:

          (i) the amount required to discharge or satisfy liabilities secured by any charge or encumbrance over the Participating Interest of the Defaulting Party;

          (ii) the amount required to discharge the several liabilities of the Defaulting Party at the date of completion under this Agreement including all Unpaid
          Amounts; and

          (iii) the amount of any stamp duty payable on any transfer or other instrument arising from the exercise of the option.

     (g) Upon and in exchange for the payment to it of the balance (if any) of the purchase price pursuant to the preceding Clause 15.12(f) or, if such be the case, upon the determination that there is no such balance payable, the Defaulting Party shall forthwith do all such acts and things and execute and deliver to the Purchasers all such transfers, deeds and other documents as are necessary to give effect to and complete the sale pursuant to this Clause 15.12.

     (h) If the Defaulting Party fails to act in any manner provided for in Clause 15.12(g) within twenty (20) Business Days of a request so to do made by the Operator or other Party nominated by the purchaser, then the Operator or other Party nominated by the purchaser shall be and be deemed to be the agent and attorney of the Defaulting Party for all purposes necessary to give effect to the sale pursuant to this Clause 15.12.

     (i) Any sale pursuant to this Clause 15.12 shall be subject to all Governmental consents and approvals required by law. If any such consent or approval is refused any contract constituted by an exercise of the Option hereunder shall cease to have further force or effect.

     (j) The remedying of the default in whole or in part after the date of the exercise of the Option by the first Non-Defaulting Party to exercise the same shall not derogate from the rights of any of the Non-Defaulting Parties in respect of this Option which rights shall remain in full force and effect.

16   WITHDRAWAL AND SURRENDER

     16.1 Any Party May Withdraw

     Any of the Parties hereto may withdraw from the Joint Venture constituted hereby, by giving notice in accordance with the terms of this Agreement, but providing that no Party may withdraw if it is participating in an approved programme and budget or a Work Obligation which has commenced unless one or more of the Non Withdrawing Parties agrees to accept a transfer of the whole of the Withdrawing Party's Participating Interest.

     16.2 Notice of Withdrawal

     (a) Subject to Clauses 8.3 and 16.3 any Party desiring to withdraw ("Withdrawing Party") shall give to the other Parties notice of its withdrawal ("Notice of Withdrawal") not less than sixty (60) days prior to the end of a Work Obligation stage.

     (b) Such Notice of Withdrawal shall take effect on the last day of the Work Obligation stage in which the Notice of Withdrawal is given ("Effective Date of Withdrawal") provided that the Withdrawing Party has complied with all of its obligations in respect of the program and budget for that Work Obligation stage and the then current Work Obligation.

     (c) Such Notice shall constitute an offer of assignment for a consideration of $1.00 to the other Parties of the whole of the Withdrawing Party's Participating Interest. The

     Notice of Withdrawal shall not be revocable except with the unanimous consent of all other Parties.

     16.3 Other Parties may Join in Withdrawal

     Each of the other Parties may within twenty (20) Business Days of receipt of a notice given pursuant to Clause 16.2 give notice to the other Parties that it elects to join in such withdrawal to take effect on the Effective Date of Withdrawal whereupon it will become a Withdrawing Party for the purposes of this Clause 16. Such notice shall constitute an offer of assignment for a consideration of $1.00 to the other Parties of the whole of the Withdrawing Party's Participating Interest. The election of a Party to join in withdrawal shall not be revocable except with the unanimous consent of all non-withdrawing Parties.

     16.4 Other Parties may Accept Assignment

     The other Parties shall have forty (40) Business Days from the latest date of receipt of notice given pursuant to Clauses
16.2 or 16.3 to notify the Withdrawing Party whether they accept the offer and elect to receive an assignment of the Withdrawing Party's Participating Interest in the proportions that their respective Participating Interests bear to the aggregate of their Participating Interests. If some only of such Parties accept such offer or if the acceptance of any accepting Party is limited in percentage, then the interest of the Withdrawing Party or the portion of such interest remaining after the allocation of any limited percentages accepted shall be distributed amongst the other accepting Parties wishing to receive the same in the proportions that their respective Participating Interests bear to the aggregate of the Participating Interests of such Parties or in such other proportions as such Parties agree among themselves.

     16.5 Prompt Execution of Documents

     If some or all of the other Parties give notice pursuant to Clause 16.4 of acceptance and election to receive such assignment all Parties concerned shall promptly execute and deliver all documents and do and perform all acts and things necessary and appropriate to validly effect such assignment.

     16.6 Withdrawing Party's Obligations

     (a) In the event of an assignment under this Clause 16 the Withdrawing Party shall remain liable to meet its proportionate share of:

          (i) all Authorised Expenditure and liabilities incurred or accrued by the Operator on or before the Effective Date of Withdrawal; and

          (ii) all other liabilities of the Parties for anything done or omitted to be done in the course of Joint
          Operations on or before the Effective Date of Withdrawal.

     The Withdrawing Party shall remain responsible for such obligations (including without limitation, payments of amounts to the Operator) although the extent of such obligations may not be ascertainable until after the Effective Date of Withdrawal provided that the Withdrawing Party shall not be liable for any obligation accruing after the date of Notice of Withdrawal given pursuant to Clause
     16.2 or the date of a notice given pursuant to Clause 16.3 in consequence of a decision by the Operating Committee after such date either to renew the Permit or any other title of the Joint Venture or to adopt a program and budget to the extent that it exceeds a minimum program and budget pursuant to Clause 8.3 or to increase any such program and budget.

     (b) Notwithstanding the provisions of Clause 16.6(a), in the event that within one (1) year after the Effective Date of Withdrawal of a Withdrawing Party the remaining members of the Joint Venture resolve to abandon or determine the Joint Venture, the Withdrawing Party shall remain liable for and shall pay its proportionate share of the Net Abandonment Costs incurred consequent upon that resolution determined on the basis that such Withdrawing Party had not withdrawn from the Joint Venture until the end of such year.

     (c) For the purposes of Clause 16.6(b), "Net Abandonment Costs" shall mean the rehabilitation costs, well abandonment costs and any other costs of the abandonment of the Joint Venture net of the salvage value of all Joint Property.

     16.7 Costs of Assignment

     All costs incurred by a Party in connection with any assignment under this Clause 16 including stamp duty, registration fees and legal fees shall be paid by the Withdrawing
Party.

     16.8 Assignment to all Parties

     In the event that by the expiration of forty (40) Business Days from the latest date of receipt of the notice from a Withdrawing Party pursuant to Clauses 16.2 or 16.3 the interest of the Withdrawing Party or any portion of such interest remains unallocated or undistributed to other Parties pursuant to Clause
16.4 then the Withdrawing Party shall assign its interest or the portion thereof remaining unallocated or undistributed to all of the other Parties not being Withdrawing Parties in the proportions agreed between them or in the absence of agreement in the proportions that their respective Participating Interests bear to the aggregate of their Participating Interests. In the event that there are then no Parties willing to accept an assignment of an unallocated or undistributed interest, all Parties shall be deemed to have abandoned the Joint Venture constituted hereby and shall forthwith co-operate with each other to bring the Joint Venture to an end and effect a final settlement between them.

     16.9 Selection of Area Required to be Surrendered

     (a) If at any time relinquishment or surrender of any portion of the area subject to the Permit is required by operation of law or the terms and provisions of the Permit, the Operator shall give timely written notice to the Operating Committee, setting forth in detail the reasons for such relinquishment or surrender and a description of the areas which the Operator suggests be relinquished or surrendered in compliance with such requirement.

     (b) The Operating Committee shall consider all matters relevant to the question of such relinquishment or surrender, and shall, within one (1) month (or such shorter period of time as may be required by the Permit or by law), determine and notify the Operator of the decision to be carried out provided that any determination of the areas which are to be relinquished or surrendered must be in accordance with the decision of the Parties whose Participating Interests are in aggregate not less than ninety percent (90%). Failure of any Party to notify the Operator of its decision within such period of time shall be deemed to be a decision and notification by such Joint Venturer in accordance with the Operator's suggestion. If the Parties holding in aggregate Participating Interests not less than ninety percent (90%) cannot agree on the areas to be relinquished or surrendered then the matter shall be determined by the Operator.

     16.10     Voluntary Surrender of Area

     Any Party may at any time propose to the other Parties that one or more portions of the Area be surrendered, which proposal shall, subject to the granting of any necessary Government consents, be given effect to if approved by all Parties.

17   ASSIGNMENTS AND MORTGAGES

     17.1 Restriction

     Except as permitted in this Article 17 or with the prior written consent of all the other Parties, a Party shall not directly nor indirectly, without the prior written consent of each other Party, sell, assign, transfer, mortgage, pledge, charge, encumber, lease, sublease, license or otherwise dispose of (but expressly excluding including by way of change in the ownership, management, trusteeship or control of any corporation or trust estate holding a Percentage Interest but expressly excluding or by way of sale of all of the shares in the capital of a Party or any bona fide merger or amalgamation of the whole of a Party's assets and undertaking with that of another person, which may occur without such prior written consent of all the other Parties) or create or suffer to exist a royalty (except a governmental royalty) or other interest, lien, charge or other encumbrance over, or trust in respect of, the whole or any part of its right, title, interest, obligations or liabilities (including, without limitation, any Percentage Interest) in, under and pursuant to this Agreement whether by conditional or unconditional act, deed, agreement, arrangement, understanding, conduct, or by merger, consolidation or reconstruction or operation of law or otherwise (hereinafter in this Article 17 called an "assignment", and the words "assign", "assignor" and "assignee" and their derivatives shall have a corresponding meaning).

     No assignment shall be made by a Party if as a result thereof the Percentage Interest of the assignor or assignee would be less than 5%.

     No assignment shall be made by a Party if as a result the assignor or its Related Company affiliate or the assignee or its Related Company affiliate would retain or acquire a Percentage Interest in part but not all of the area of any Permit Licence.

     17.2 Assignment to Related Company - Affiliate   Right

     Subject to Sections 17.1 and 17.2, each Party may, subject to any necessary approval of and registration by the Minister Authority and any other government consent and to the provisions of this Article 17, at any time upon prior written notice to each other Party, assign the whole or any part of its Percentage Interest to a Related Company.

     If, within a period of 1 year after the effective date of any assignment pursuant to Section 17.3.1, the Related Company Affiliate of the assignor to which the assignment was made ceases to be a Related Company an Affiliate of the assignor, then the provisions of Section 17.4 shall apply, mutatis mutandis, and the Related Company Affiliate shall forthwith give such notice pursuant to Section 17.4.1 specifying the then current fair and reasonable arm's length terms and conditions and each Party (other than the assignor) shall have the right to require the assignment to it (upon such then current fair and reasonable arm's length terms and conditions) of a share of the Percentage Interest previously assigned to such Related Company Affiliate pursuant to Section 17.3.1, such share being in the proportion which its Percentage Interest bears to the aggregate Percentage Interests of all Parties so entitled, or as otherwise agreed by such Parties. If a Party, within 28 days of receipt of notice pursuant to this Section 17.3.2, as herein required gives notice to each other Party that it considers the said terms and conditions to be other than the then current fair and reasonable arm's length terms and conditions, then the matter shall promptly be referred to a person appointed in accordance with clause 15. 11(a) an Independent Expert, who shall determine for all Parties what will be the said then current fair and reasonable arm's length terms and conditions, acting as an independent expert and not as an arbitrator.

     17.3 Assignment to Non Related Company Non-Affiliate   Right

     Subject to Sections 17.1 and 17.2, each Party may, subject to any necessary approval of and registration by the MinisterAuthority and any other government consent, and to the provisions of this Article 17, at any time assign the whole or any part of its Percentage Interest to any other Party or person to which it is not a Related Company and which, in either case, has demonstrated to each other Party both that it has, or has access to, adequate financial capability to meet its prospective obligations and liabilities under this Agreement and that it has adequate petroleum industry experience. If a Party wishes to make such an assignment, it shall first give notice to each other Party and Operator specifying the name, address and qualifications of the proposed assignee and the terms and conditions of the proposed assignment.

     Thereafter, any of the other Parties may within sixty (60) days after receipt of such notice, request by notice to all other Parties the assignment of such whole or part Percentage Interest to it in which event the assignment shall be made to it on the same or commercially equivalent terms as the said proposed assignment or, if more than one Party so requests by notice, to them in the proportion (unless otherwise agreed between themselves) which their respective Percentage Interest bear to each other; provided that if the proposed assignment is to another Party and one or more of the other Parties gives notice then the firstnamed Party shall be deemed to have likewise given notice hereunder; and if none of the other Parties so requests the assignment of such whole or part Percentage Interest, the relevant Party may assign it to the proposed assignee on the proposed terms and conditions; provided that the instrument evidencing the assignment shall be executed by the parties thereto and submitted for the approval of, and registration by, the Minister Authority within one hundred and twenty (120) days of the expiry of the sixty (60) day period referred to in the preceding sub-paragraph 17.4.1.1.

     17.4 Assumption by Assignee
     Any assignment by a Party of the whole or any part of its Participating Interest or of such Participating Interest or part by any person exercising power of sale pursuant to any mortgage or charge otherwise permitted pursuant to this Agreement, shall be made expressly subject to the terms and provisions of this Agreement and shall be made expressly conditional upon: the obtaining of all necessary consents and approvals to the assignment; and the execution and delivery by the assignee to the Operator as agent for the Parties of a deed of assumption and covenant in such form as the non-assigning Parties shall approve (which approval shall not be unreasonably withheld) whereby the assignee assumes the obligations and is conferred with the rights of a Party under the documents relating to the Joint Venture Documents to the extent of the Participating Interest assigned.

     17.5 Consequences of Assignment

     (a) Subject to Clause 17.4 with effect on and from a date agreed by the assigning Party and the assignee to be the effective date of the assignment of a Participating Interest or part thereof ("Effective Date of Assignment"), the assignee shall, to the extent of the assignment, become a Party in the place of the Party whose Participating Interest or part thereof has been assigned provided that the assigning Party shall indemnify and keep indemnified the other Parties against all liabilities accruing in respect of the Participating Interest of the assigning Party up to the Effective Date of Assignment.

     (b) The assigning Party shall, in addition, remain liable to and shall indemnify and keep indemnified the other Parties against all liabilities accruing in respect of the Participating Interest of the assignee on and after the Effective Date of Assignment, unless and until the Parties shall have resolved or shall resolve by unanimous vote, - are you sure? that the assignee or proposed assignee is a respectable and financially responsible person for the purposes of the Joint Venture. Upon the later of such unanimous resolution and the Effective Date of Assignment, the assigning Party shall (as between the assigning Party and the other Parties) be relieved and discharged from all such liabilities of the assignee accruing thereafter and any obligation to indemnify the other Parties in respect thereof.

     (c) The onus of proving to the satisfaction of the Parties that the assignee or proposed assignee is a respectable and financially responsible person for the purposes of the Joint Venture shall rest upon the assigning Party. Upon proof that a proposed assignee is such a respectable and financially responsible person, no Party shall unreasonably withhold its vote to a resolution on that matter.

     (d) Each Party shall, when required by any such assignee, perform, execute, acknowledge and deliver all such further acts, deeds and assurances as may be reasonably required of it to perfect the assignment of a Participating Interest or part thereof to, or the assumption of rights or obligations thereunder by, such assignee.

     17.6 Charge of Participating Interest

     Without prejudice to its right to charge any of its property or assets other than its Participating Interest any Party ("Chargor") may, without the consent of the other Parties (but subject to all other necessary consents and approvals), charge in favour of any person ("Chargee") the whole of its Participating Interest provided that such charge shall be made subject to the Joint Venture Documents.

18   CONFIDENTIALITY

     18.1 Information Confidential

     This Agreement and all of its provisions, and all records, reports and other data information and studies made in the course of or resulting from Joint Operations except any of the same which is at the relevant time, in the public domain (collectively, "Information") shall be and remain confidential between the Parties and shall not be disclosed to any third party without the prior consent of all of them (which consent, provided that an undertaking as to confidentiality by the third party in a form reasonably satisfactory to the Parties is first obtained, shall not be unreasonably withheld and shall be deemed to have been given if Parties whose Participating Interests aggregate in excess of seventy-five percent (75%) have consented) provided always that any of the Parties shall be at liberty without such consent to disclose or make a public statement or announcement regarding the Information:

     (a) to the extent that such Party (or in the case of statements or announcements to be made by the Operator, any Party) is legally required so to do, to any governmental agency or instrumentality or by an official stock exchange on which the shares of such Party or a Related Company are quoted, in which case all reasonable efforts shall be made to communicate the statement or announcement to the other Parties prior to the disclosure announcement or publication;

     (b) to any chargee, bank or other financial institution in connection with the organisation of the Parties' financial affairs or a bona fide prospective purchaser of part or all of a Party's Participating Interest (including without limitation, a corporation with whom a Party is conducting bona fide negotiations directed toward a merger or consolidation) provided that the chargee, bank, financial institution or prospective purchaser agrees previously in writing to keep the same confidential;

     (c) to any of such Party's employees, directors, consultants, legal counsel, auditors and other persons for the purposes of all matters pertaining to such person's duties provided that each of the persons to whom disclosure is made then owes to the Party a duty to keep the same confidential (the observance of which duty, the Party hereby undertakes to the other Parties to use its best efforts, to enforce).

     18.2 Related Companies

     The Information may be disclosed to Related Companies without the prior consent of the other Parties provided that:

     (a) each recipient shall prior to the disclosure of the Information have executed and deposited with the Operator an undertaking as to confidentiality in favour of all Parties;

     (b) breach by a recipient in terms of this Clause 18.2 shall be deemed to be a breach by the Party of its obligations in terms of Clause 18.1; and

     (c) the provisions of Clauses 18.1 and 18.5 apply, mutatis mutandis, to each recipient as if it was a Party.

     18.3 Compliance with Stock Exchange Requirements

     To ensure compliance by any Party or Related Company of a Party, the securities of which are listed on a stock exchange or quoted on a quotation system ("listed company"), with the listing requirements of that stock exchange or other applicable securities disclosure laws the Operator shall disclose immediately to all Parties any significant discovery of hydrocarbons or mineralisation within the Permit. Any such listed company shall have the right to make all or part of such information available to such stock exchange or other public disclosure system. A Party shall provide to each other Party, for approval, a copy of each announcement, report or advice, if reasonably practicable, prior to providing it to such stock exchange, containing or referring to such information, made by it or a Related Company.

     18.4 Obligations to Continue

     The obligations enumerated in Clauses 18.1 and 18.2 shall be continuing obligations and shall be complied with notwithstanding that a Party has ceased to be a party to this Agreement, a corporation has ceased to be a Related Company or this Agreement has been terminated.

     18.5 Termination

     The obligations described in this Clause 18 shall continue to apply for a period of five (5) years after the date of termination of this Agreement.

19   FORCE MAJEURE

     19.1 Obligations Suspended by Event of Force Majeure

     If any Party is rendered unable wholly or in part by Force Majeure to carry out its obligations under this Agreement (other than any obligation to make money payments) that Party shall give to all other Parties prompt written notice of the Force Majeure with reasonably full particulars concerning it. The obligations of the Party giving the notice so far as they are affected by the Force Majeure shall be suspended during but not longer than the continuance of the effects of the Force Majeure. The affected Party shall use all reasonable efforts to overcome the effects of the Force Majeure as quickly as possible.

     19.2 Certain Actions not Required

     The provisions of Clause 19.1 shall not require the settlement of strikes, boycotts, lockouts or other labour difficulty by the Party involved contrary to its wishes and such matters shall be handled entirely within the discretion of the Party concerned.

     19.3 Meaning of Force Majeure

     In this Clause 19 the term "Force Majeure" means any event or circumstance beyond the reasonable control of a Party which renders that Party unable in whole or in part to carry out its obligations under this Agreement including without limitation, strike, lockout, fire, flood, tornado, hurricane, lightning, explosion, collision, radiation, act of God or the public enemy, war, blockade, governmental regulation, order or decree, uncontrollable delay in transportation, inability to obtain adequate labour, contractors or necessary materials or equipment in the open market, inadequate facilities for the transportation of necessary materials or equipment, or any other cause, whether similar or dissimilar to the causes herein specifically enumerated, beyond the reasonable control of such Party and which such Party is unable to overcome by the exercise of reasonable diligence and at a reasonable cost, provided however, the lack of finances or inability to borrow the same shall in no event be deemed a cause beyond the reasonable control of a Party.

20   LAWS AND REGULATIONS

     20.1 Subject to Applicable Laws

     This Agreement and the respective rights and obligations of the Parties hereto shall be subject to all valid and applicable laws, rules, ordinances, regulations and orders of New Zealand, and in the event that this Agreement or any provision thereof is or the Joint Operations contemplated hereunder are found to be inconsistent with or contrary to any such law, rule, ordinance, regulation or order the latter shall be deemed to control the former and this Agreement shall be regarded as modified accordingly and as so modified shall continue in full force and effect.

     20.2 Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of New Zealand.

     20.3 Submission to Jurisdiction

     Each of the Parties hereby submits unconditionally and exclusively to the jurisdictions of the Courts in New Zealand holding jurisdiction in relation to matters relating to this Agreement.

21   NOTICES

     21.1 Notice in Writing

     A notice, demand, waiver, approval, consent, communication or other document in connection with this document ("Notice"):

     (a) may be given by an Authorised Officer of the relevant party; and

     (b)  must be in writing; and

     (c) must be left at the address of the addressee, or sent by prepaid ordinary post (airmail if outside New Zealand) to the address of the addressee or by facsimile to the facsimile number of the addressee which is specified below or if the addressee notifies in writing another address or facsimile number then to that address or facsimile number.

     21.2 Effective Date

     Unless a later time is specified in it a Notice takes effect from the time it is actually received or taken to be received.

     21.3 Time of Receipt

     A Notice sent by post or facsimile is taken to be received:

     (a)  in the case of a letter, on the 5th (10th, if outside
     New Zealand) day after posting; and

     (b) in the case of a facsimile, on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient notified for the purpose of this clause if produced before 5 pm on a business day otherwise on the next business day.

     21.4 Address for Service

     The address for service of a Notice shall be as follows:

     INDO-PACIFIC ENERGY (NZ) LTD of Indo-Pacific House, 284
     Karori Rd, Karori, Wellington, New Zealand. ("Indo")

     TRANS-ORIENT PETROLEUM (NZ) LIMITED of Indo-Pacific House,
     284 Karori Rd, Karori, Wellington, New Zealand. ("Trans")

     TRANS NEW ZEALAND OIL COMPANY (NZ) LIMITED of Indo-Pacific
     House, 284 Karori Rd, Karori, Wellington, New Zealand..
     ("Tranz")

     21.5 Authorised Officer

     For the purposes of Clause 21.1, an Authorised Officer of a party includes a director, secretary or other governing officer of the party.

                             GENERAL

     22.1 Remedies not Exclusive

     Each and every power and remedy herein specifically given to a Party affected by the default of another Party shall be in addition to every other power and remedy now or hereafter existing at law or in equity, and each and every power and remedy may be exercised from time to time and simultaneously and as often and in such order as may be deemed expedient. All such powers and remedies shall be cumulative and the exercise of one shall not be deemed a waiver of the right to exercise any other or others.

     22.2 Mutual Indemnity

     Subject to the provisions of this Agreement each Party ("Indemnifying Party") will indemnify and keep indemnified each of the other Parties from every claim, demand, action or liability or loss resulting from each and every breach or default by the Indemnifying Party of any of its obligations under any of the documents relating to the Joint Venture.

     22.3 Limited Invalidity

     If any Clause or part thereof of this Agreement shall be, or shall be deemed to be, invalid for any reason whatsoever such invalidity shall not affect the validity or operation of the remainder of that Clause or any other Clause of this Agreement except only so far as may be necessary to give effect to such invalidity.

     22.4 Waiver

     No waiver by any Party of a right or a default hereunder or any delay or omission in the exercise of any right, remedy or power, shall constitute a waiver by such Party of any subsequent right, power, remedy or default whether of a like nature or otherwise.

     22.5 How Moneys Paid

     Any sum of money paid or tendered by the Parties hereto shall be validly and effectually paid or tendered if such payment is given, delivered or made in legal currency or by bank cheque or by the party's own cheque after presentment and clearance.

     22.6 Successors Bound

     This Agreement shall enure for the benefit of and bind the Parties and their assigns and successors in title.

     22.7 Further Assurance

     Each Party agrees that it will perform, execute, acknowledge and deliver all such further acts, deeds, assurances and instruments as shall be reasonably required for the purposes of this Agreement or otherwise to carry out the agreements made herein.

     22.8 Entire Agreement

     This Agreement is the entire agreement between the Parties hereto in relation to its subject matter and supersedes all prior agreements in connection therewith, and each Party covenants that it has full right title and power to enter into this Agreement.

     22.9 Amendment

     This Agreement may not be amended except by one or more written instruments executed by all the Parties hereto.

     22.10     No Partition

     No Party shall institute any action or proceedings for partition or sale in lieu of partition of the Permit, the Area or any of the Joint Property.

     22.11     Counterparts

     This Agreement may be executed in any number of counterparts each of which shall be deemed an original but all of which shall constitute one and the same instrument.

EXECUTED AS AN AGREEMENT

Signed for Indo Pacific Energy (NZ) Limited
by its duly authorised representative
/s/ David Bennett
Signature of representative
Office Held: President
Name of Representative: D. J. Bennett

Signed for Trans-Orient Petroleum (NZ) Limited
by its duly authorised representative
/s/ David Bennett
Signature of representative
Office Held: President
Name of Representative: D. J. Bennett

Signed for Trans New Zealand Oil Company (NZ) Ltd.
by its duly authorised representative
/s/ David Bennett
Signature of representative
Office Held: President
Name of Representative: D. J. Bennett















       204                      SCHEDULE 1
                      ACCOUNTING PROCEDURE

     The purpose of this Accounting Procedure is to establish equitable methods for determining charges and credits applicable to Joint Operations under the Operating Agreement to which this Accounting Procedure is a Schedule ("Operating Agreement") in respect of the Permit. The Parties agree that if any of such methods prove unfair or inequitable to the Operator or the Non-Operators, the Parties will subject to Article 2.2.3 meet and in good faith endeavour to agree on changes in methods deemed necessary to correct any unfairness or inequity.

     The purpose of this Accounting Procedure is to ensure that subject to Article 2.2.3 the Operator neither gains nor loses by performing the activities of Operator.

     In the event of any conflict between the provisions of this Accounting Procedure and the provisions of the Operating
Agreement, the provisions of the Operating Agreement shall apply.

ARTICLE 1 - GENERAL PROVISIONS

     1.1  Definitions

          1.1.1 "Administrative Overhead" means the charge made to the Joint Account pursuant to Article 2.2, which charge shall be in lieu of and shall be deemed to cover all indirect costs incurred by the Operator in respect of Joint Operations which are not otherwise provided for in the Operating Agreement or this Accounting Procedure.


          1.1.2     "Advances" has the meaning given in clause
          1.2

          1.1.3     "Agreement of Non-Operators" means the
          agreement or action of a majority in Participating
          Interests of the Non-Operators.

          1.1.4 "Annual Base Expenditure" means in respect of any Permit Year, the Authorised Expenditure charged to the Joint Account in that Permit Year in respect of Joint Operations PROVIDED THAT Base Expenditure shall:

               (a) exclude, without limitation, any charge to the Joint Account in respect of Administrative
               Overhead;

               (b) exclude, without limitation, any royalty, taxes, duties and the like, levied on production or in respect of income from production;

               (c)  include, without limitation, Authorised
               Expenditure in respect of the construction and maintenance of field access roads;

               (d) include, without limitation, Materials only when such Materials are utilised and charged to an approved AFE; and

               (e) be reduced by any credits received other than any credits or receipts from sales of Material, insurance claims or any other credits agreed by the Operating Committee.

          1.1.5     "Cash Calls" has the meaning given in clause
          1.2

          1.1.6 "Controllable Material" shall mean material which the Operator subjects to record control and inventory. A list of types of such materials shall be furnished to the Non-Operators upon request.

          1.1.7 "Material" means movable property, including supplies and equipment, acquired and held for use in Joint Operations.

          1.1.8     Unless the provisions of this Accounting
          Procedure require otherwise, all words and phrases contained herein shall have the same meaning as in the Operating Agreement.

     1.2  Advances and Payment by the Joint Venture Parties

          1.2.1 If the Operator so requests, each of the Parties shall advance to the Operator their share of the estimated cash requirements for approved AFEs or Budget line items for the succeeding month for the Joint Operations and in accordance with the provisions of clause 1.2. . Such estimates shall be based on the latest information available to the Operator at the time the request is sent as to the actual cash requirements for the month. No less than fifteen (15) days prior to the beginning of each month, the Operator shall furnish the Parties with its estimate of the cash requirements by AFE or Budget line item for that month. This estimate shall specifically identify the particular approved AFE or Budget line item giving rise to such cash requirements and shall constitute a request for an Advance (a Cash Call). Appended to the Cash Call the Operator shall provide a revised forecast of future cash requirements for the following three (3) months, analysed by AFE or Budget line item for each approved Budget. The cash forecast for the first month will be the Cash Call for that month as provided under this clause 1.2.1 Except as otherwise provided in this agreement, Cash Calls shall not be made for expenditures which require an AFE unless such AFE has been approved or deemed approved as required under this Agreement. Cash Calls may be made for certain licence maintenance costs, required to keep the licence in good standing, and Administrative Overhead costs as defined and determined in clause 2.2.1 without prior approval of such costs by way of AFE. Not withstanding the above, Cash Calls on AFEs of less than $20,000 and on Administrative Overheads will only be made quarterly, on the basis of forecast quarterly expenditure, rather than monthly. In any the Operator at all times provide estimates of forecast expenditure monthly. Adjustments to reflect Administrative Overhead to be charged on actual expenditures shall be made at the end of the year, and such adjustment shall be separately identified in Cash Calls and billing statements.

          1.2.2 Cash Calls made by the Operator under 1.2.1 shall be paid by each Party according to its proportionate share in the currency (or currencies) requested by the Operator, to the appropriate bank account (or bank accounts) maintained by the Operator for the Joint Account, by the fifteenth (15th) day of the month for which the Advances are requested.

          1.2.3 Should the Operator be required to pay any sums of money which were unforeseen at the time of preparing the monthly estimates of expenditure, under clause 1.2.1 and/or are required to be paid before the Operator would receive the Parties payments, under clause 1.2.2, the Operator may make a written request to the Parties for special Advances covering their share of such expenditures. A Special Cash Call made under this clause 1.2.3 shall be paid by each Party in its proportionate share, in the currency (or currencies) requested within fourteen (14) days after receipt of such Cash Call.

          1.2.4 If it is determined that a Party's Advances for a certain month exceed its share of cash disbursements for that month, the Operator may reduce that Party's share of the next succeeding Cash Call, after such determination, or , at the Operator's discretion, the Operator shall deposit such excess Advances as soon as possible in either a short term interest bearing bank account with a New Zealand trading bank or in a Government backed interest earing deposit or such other financial institutions as agreed by the Operating Committee, until they are required for disbursement. However, if the excess funds are unlikely to be required for future disbursements, a

          Party may request that such excess Advances be refunded and the Operator shall make such refund within fifteen
          (15) days after the receipt of such request.

          1.2.5 If a Party's Advances for a certain month are less than its share of cash disbursements for the same month, at the Operator's discretion, the deficiency shall either:

               1.2.5.1   Be added to a subsequent request for
               Advances, or

               1.2.5.2   Be paid by such Party in the currency
               requested by the Operator, within fifteen (15) days following the receipt of the Operator's billing showing such deficiency.

          1.2.6 If the Operator chooses not to request Advances from Non-Operators as provided under clauses
          1.2.1 and 1.2.3, payment to the Operator by each Non-Operator shall be made within twenty (20) days after receipt of the Joint Operations billing statement as rendered under clause 1.3

          1.2.7 If payment of the amount of any Cash Call or statement provided for in this clause 1.2 is not made when due:

               1.2.7.1 The Operator shall immediately notify the Party from whom such payment has not been received that it has not received payment and such Party shall within two (2) Business Days of receipt of such notice remedy such failure to make payment; and

               1.2.7.2   The unpaid balance thereof shall bear
               interest at the Default Interest Rate from the due date for payment to the date of actual payment.

          1.2.8 Adjustments between estimated and actual costs and expenses shall be made by the Operator at the close of each month and the account of the respective
          Parties adjusted accordingly.

     1.3  Statements and Billings

          1.3.1 Following the end of each month, the accumulated charges and credits in the Joint Account will be determined and the Operator will issue a statement recording actual cash expenditure against Advances made for that month. Such statement shall be accompanied by a Joint Operations billing statement summarising all charges and credits accrued to the

          Joint Account by appropriate classifications indicative of the nature thereof and adjusted back to a cash basis in relation to the amounts shown on the statement. All such statements shall identify all expenditure by reference to the relevant budget and AFE pursuant to which such expenditure was incurred. The Operator shall provide each such statement to the Non-Operators within twenty-five (25) days of the expiry of the relevant month.

     1.4  Audits
          1.4.1 A Non-Operator, upon at least twenty (20) Business Days advance written notice to the Operator and other Non-Operators, shall have the right at its sole expense to audit the Joint Account and records relating to Joint Operations for any Permit Year or portion thereof within the twenty-four (24) month period following the end of such Permit Year; Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct joint or simultaneous audits in a manner which will result in a minimum of inconvenience to the Operator.

          1.4.2 Subject to prior approval of all of the Parties, the cost of any audit or verification of the Joint Account, other than the audit provided for in
          Article 1.4.1, shall be chargeable to the Joint
          Account.

          1.4.3 In respect of charges made to the Joint Account for Administrative Overhead pursuant to Article 2.2, the Non-Operators right of audit shall include, without limitation, verification of Annual Base Expenditure and the calculation of Administrative Overhead thereon, but shall exclude, without limitation, verification of the Operator's indirect costs which such Administrative Overhead is deemed to cover.

ARTICLE 2 - CHARGEABLE COSTS AND EXPENDITURES

     The Operator shall charge the Joint Account for all costs incurred pursuant to an approved AFE on the basis herein provided. Such Joint Account costs shall include, but are not necessarily limited to, items referred to below:

     2.1  Joint Account (Direct Charges)

     The Operator shall charge the Joint Account with all direct costs and expenses incurred in connection with the Operating Agreement, the Permit and the Joint Property. Without in any way limiting the generality of the foregoing, chargeable direct costs and expenditures shall include:

          2.1.1     Labour and Related Costs

          All personnel, other than those described in Article 2.1.1.(1) who are employed by the Operator and who work on Joint Operations under the direct control of the Operator, will maintain monthly time sheets for the purpose of charging salary and related benefits direct to the Joint Account. Time sheets will record time spent on Joint Operations whether such personnel (including without limitation, managers, supervisors and technical employees such as geologists, geophysicists, engineers, drilling, production and construction supervisors and operators, field co-ordinators, drafting staff and technical assistants and non-technical employees such as landmen, purchasing officers and such accounting staff as are specifically responsible for the account of the Joint Venture) are engaged full-time or part-time on Joint Operations and will show the time worked on the various projects and other classifications of cost to enable personnel costs to be allocated to such classifications for budget and cost control purposes.

          (1) Time sheets will not be maintained for such purposes by the following personnel:

                (i) Administrative support personnel, including
               without limitation, secretaries, typists, filing clerks, messengers, commissionaries, telephone and facsimile operators;

                (ii) Accounts personnel, including without limitation, cashiers handling joint funds, employees handling the salaries of personnel employed on Joint Operations and employees handling invoices and accounts for payment, but excluding such accounting staff as are specifically responsible for the accounting of the Joint Venture.

          (2) The amount to be charged to the Joint Account for each person who is employed by the Operator (other than any such person who is described in Article 2.1.1(1)) and who is working on Joint Operations under the direct control of the Operator, shall be the proportion of the Operator's actual cost of salaries and related benefits for each such person that the time worked by such person on Joint Operations bears to the total time worked by such person in respect of which such cost is incurred. For the purpose of this Article, the Operator's actual cost of salaries and related benefits shall include salaries, wages, overtime pay, rest day pay, holiday pay, long service pay, living and housing allowances, accident and illness compensation, group life insurance, pension, superannuation, retirement and other benefit plans of a like nature and all payroll expenses incurred by reason of any governmental regulations or laws.

          (3)  The cost of personnel described in Article
          2.1.1(1) which is applicable to Joint Operations shall be deemed to be covered by the percentage charge for Administrative Overheads in Article 2.2.1.

          (4) Personnel Seconded to the Operator from a Non-Operator. The amount to be charged to the Joint Account for each person who is working on Joint Operations under the direct control of the Operator (other than any such person who is described in Article 2.1.1(1)) and who is seconded to the Operator from a Non-Operator shall (subject to agreement to the contrary) be the proportion of the Non-Operator's actual cost of salaries and related benefits for each such person that the time worked on Joint Operations by such person bears to the total time worked by such person in respect of which such cost is incurred. Time sheets must be kept by such persons in the same form as those kept by the employees of the Operator.

          (5)  For the purposes of Article 2.1.1(4) the Non-
          Operator's actual cost of salaries and related benefits shall be as defined in Article 2.1.1(2).

          2.1.2     Material

               Material purchased or furnished for use in Joint
          Operations as provided under Article 3 herein.

          2.1.3     Transportation and Employee Relocation Costs

               (1) Transportation of Material and other related costs such as expediting, crating, dock charges, inland and ocean freight and unloading at destination.

               (2) Transportation of employees as necessary or desirable for the conduct of Joint Operations.

               (3) Relocation costs of employees permanently or temporarily assigned to the Joint Operations except that relocation costs from New Zealand shall only be charged if the employee is returned to the country from which he was relocated. Such costs shall include transportation of employees' families and their personal and household effects and all other relocation costs in accordance with the Operator's usual practice including without limitation, an allocation of such costs on an equitable basis, having regard to the amount of time each employee was engaged in other areas of operation. The budget shall include an estimate of the relocation costs likely to be incurred in the current budget.

          2.1.4     Services

               (1) Contract services, professional consultants and other services procured from outside sources other than services covered by Article 2.1.7.
               (2) Technical services, such as, but not limited to, laboratory analysis, drafting, geophysical and geological interpretation, engineering and related data processing, performed by the Operator, the Non-Operators and their Related Companies for the direct benefit of the Joint Operations, provided such costs shall not exceed those currently prevailing if performed by outside technical service companies.

               (3) Use of equipment and facilities furnished by the Operator, the Non-Operator and their Related Companies at rates commensurate with the cost of the ownership and operation thereof, but such rates shall not exceed those currently prevailing in the general vicinity of the Permit.

          2.1.5     Damage and Losses of Joint Property

               All costs or expenses necessary for the repair or replacement of any Joint Property resulting from damage or losses incurred by fire, flood, storm, theft, accident or any other cause. The Operator shall furnish the Non-Operators with written notice of damages or losses incurred in excess of $50,000.00 as soon as practicable.

          2.1.6     Insurance

               (1)  Premiums for insurance required by the Joint
               Property or any law or regulation and insurance acquired for the benefit of all Parties as approved by the Operating Committee.

               (2) Credits for settlements received from the insurance carrier and others and attributable to the Joint Account.

               (3) Actual expenditure incurred in the settlement of all losses, claims, damages, judgments and other expenses for the benefit of Joint
               Operations.

          2.1.7     Legal Expense

               (1)  All costs or expenses of handling,
               investigating and settling litigation or claims arising by reason of Joint Operations or necessary to protect or recover the Permit or the Joint Property, including but not limited to, attorney fees, court costs, cost of investigation or procuring evidence and amounts paid in settlement; however, no charge shall be made for the services of the Operator and any Related Company's legal staff unless by prior agreement of the Non-Operators.

               (2) All other solicitors or barristers or legal costs necessary for Joint Operations, except no charge shall be made for the services of the Operator's and any Related Company's legal staff unless by prior agreement of the Non-Operators.

          2.1.8     Duties and Taxes

               All duties and taxes (except taxes based on income), fees and governmental assessments of every kind and nature including, without limitation, goods and services tax. The Operator shall, in respect of Joint Operations, be responsible for compliance with the New Zealand Tax Act 1994 Amendment Act 1996 including, without limitation, the filing of returns and other related matters.

          2.1.9     Offices, Camps and Miscellaneous Facilities

               Net cost of maintaining, equipping, furnishing and operating any offices, sub-offices, camps, warehousing, housing and other facilities directly serving the Joint Operations and approved by the Operating Committee, shall be charged to the Joint Account. If such facilities serve Joint Operations in addition to the Joint Operations, the net cost shall be allocated to the properties served on an equitable basis.

          2.1.10    Payments to Government

               Expenditure necessary to acquire and maintain rights under the Permit.

          2.1.11    Other Charges

               All other costs and expenses incurred by the Operator which are not mentioned above and which are necessary and proper for the conduct of Joint
          Operations.

     2.2  Joint Account (Indirect Charges)

     All indirect costs incurred in respect of Joint Operations shall be deemed to be covered by the following charges which the Operator may charge to the Joint Account.

          2.2.1     Administrative Overhead

          Subject to the provisions of this Article 2.2, the Operator shall charge to the Joint Account an Administrative
     Overhead which shall be calculated by applying percentages to tranches of Annual Base Expenditure as follows:

          On the first $1,000,000       4%
          On the next $4,000,000        3%
          On the next $5,000,000        2%
          Above $10,000,000             1%

          However the minimum Administrative Overhead chargeable to the Joint Account will be thirty thousand dollars
     (NZ$30,000.00) per Permit Year chargeable on a pro rata monthly basis.

          2.2.2     Subject to the charging of the minimum
     Administrative Overhead referred to in Article 2.2.1,
     Administrative Overhead shall be charged to the Joint
     Account quarterly:

          (a) based on that quarter's cumulative current year to date Annual Base Expenditure; and

          (b)  reduced by the cumulative current year to date
          Administrative Overhead charged to the previous quarter.

          2.2.3     The charges to be made pursuant to Article
     2.2.1 shall be reviewed annually by the Operator in order to verify that the charge equitably compensates the Operator for the costs they are intended to cover and appropriate adjustment either upward or downward will be made subject to approval by the Committee.

     2.3  Joint Account (Excluded Charges)

          Depreciation, amortisation and restoration provisions of facilities and other capital assets comprising the Joint
     Property will not be recorded as operating costs in the Joint Account.

ARTICLE 3 - MATERIAL

     3.1  Acquisitions

          3.1.1 Material purchases shall be charged at net cost incurred by the Operator. Net cost shall include, but shall not be limited to, such items as transportation, duties, licence fees and applicable taxes.

          3.1.2 New Material (Condition "1") transferred from the Operator's stock or other properties, shall be priced at new purchase net cost determined in accordance with Article 3.1.1 above. Good used Material (Condition "2") being used Material in sound and serviceable condition, suitable for re-use without reconditioning, shall be priced at seventy-five percent (75%) of such new purchase net cost. Used Material which cannot be classified at Condition "2" shall be priced at a value commensurate with its use.

     3.2  Disposals

          3.2.1 The Operator shall be under no obligation to purchase the interest of Non-Operators in new or used surplus Material.

          3.2.2 The Operator shall have the right to dispose of surplus Material to a bona fide purchaser but shall advise and secure prior agreement of the Non-Operators for each proposed disposition of Materials costing in the aggregate of $10,000.00 or more.

          3.2.3 Proceeds from all sales shall be credited to the Joint Account at the net amount actually collected.

     3.3  Inventories

          3.3.1 Inventories shall be taken annually by the Operator of all Controllable Material unless otherwise agreed by the Parties. The Operator shall give ninety
          (90) days written notice of intention to take such inventories to allow the Non-Operators to be represented when any inventory is taken. Failure of any Non-Operator to be represented shall bind such Non-Operator to accept the inventory taken by the Operator.

          3.3.2 Reconciliation of inventory with the Joint Account shall be made and a list of overages and shortages shall be furnished to the Non-Operators. Inventory adjustments shall be made to the Joint Account, if required by the Parties.

          3.3.3 Whenever there is a sale or change of Participating Interest, a special inventory may be taken by the Operator, provided the seller and/or purchaser of such Participating Interest agree to bear all the expenses thereof. In such cases, the seller, the purchaser and any other Party shall be entitled to be represented and shall be bound by the inventory so taken.

SCHEDULE 2 - Description of the Permit Area

Having an area of 80.15662 sq km

174 Degree 20' 30" E     39 Degree 12' 00"S
174 Degree 20' 30" E     39 Degree 11' 15"S
174 Degree 20' 45" E     39 Degree 11' 15"S
174 Degree 20' 45" E     39 Degree 11' 00"S
174 Degree 21' 30" E     39 Degree 11' 00"S
174 Degree 21' 30" E     39 Degree 10' 00"S
174 Degree 21' 45" E     39 Degree 10' 00"S
174 Degree 21' 45" E     39 Degree 09' 15"S
174 Degree 21' 30" E     39 Degree 09' 15"S
174 Degree 21' 30" E     39 Degree 08' 45"S
174 Degree 21' 15" E     39 Degree 08' 45"S
174 Degree 21' 15" E     39 Degree 08' 15"S
174 Degree 20' 15" E     39 Degree 08' 15"S
174 Degree 20' 15" E     39 Degree 08' 40"S
174 Degree 18' 15" E     39 Degree 08' 40"S
174 Degree 18' 15" E     39 Degree 09' 00"S
174 Degree 18' 00" E     39 Degree 09' 00"S
174 Degree 18' 00" E     39 Degree 09' 15"S
174 Degree 17' 30" E     39 Degree 09' 15"S
174 Degree 17' 30" E     39 Degree 09' 45"S
174 Degree 17' 45" E     39 Degree 09' 45"S
174 Degree 17' 45" E     39 Degree 10' 25"S
174 Degree 17' 30" E     39 Degree 10' 25"S
174 Degree 17' 30" E     39 Degree 11' 00"S
174 Degree 18' 00" E     39 Degree 11' 00"S
174 Degree 18' 00" E     39 Degree 11' 45"S
174 Degree 17' 45" E     39 Degree 11' 45"S
174 Degree 17' 45" E     39 Degree 12' 00"S
174 Degree 17' 30" E     39 Degree 12' 00"S
174 Degree 17' 30" E     39 Degree 12' 15"S
174 Degree 14' 15" E     39 Degree 12' 15"S
174 Degree 14' 15" E     39 Degree 12' 30"S
174 Degree 14' 00" E     39 Degree 12' 30"S
174 Degree 14' 00" E     39 Degree 12' 45"S
174 Degree 13' 45" E     39 Degree 12' 45"S
174 Degree 13' 45" E     39 Degree 13' 00"S
174 Degree 12' 15" E     39 Degree 13' 00"S
174 Degree 12' 15" E     39 Degree 13' 15"S
174 Degree 12' 00" E     39 Degree 13' 15"S

174 Degree 12' 00" E     39 Degree 13' 30"S
174 Degree 11' 45" E     39 Degree 13' 30"S
174 Degree 11' 45" E     39 Degree 13' 45"S
174 Degree 11' 30" E     39 Degree 13' 45"S
174 Degree 11' 30" E     39 Degree 14' 15"S
174 Degree 11' 15" E     39 Degree 14' 15"S
174 Degree 11' 15" E     39 Degree 14' 30"S
174 Degree 10' 30" E     39 Degree 14' 30"S
174 Degree 10' 30" E     39 Degree 15' 30"S
174 Degree 11' 30" E     39 Degree 15' 30"S
174 Degree 11' 30" E     39 Degree 15' 15"S
174 Degree 11' 45" E     39 Degree 15' 15"S
174 Degree 11' 45" E     39 Degree 15' 00"S
174 Degree 12' 00" E     39 Degree 15' 00"S
174 Degree 12' 00" E     39 Degree 14' 45"S
174 Degree 12' 15" E     39 Degree 14' 45"S
174 Degree 12' 15" E     39 Degree 14' 30"S
174 Degree 12' 30" E     39 Degree 14' 30"S
174 Degree 12' 30" E     39 Degree 14' 15"S
174 Degree 13' 00" E     39 Degree 14' 15"S
174 Degree 13' 00" E     39 Degree 13' 45"S
174 Degree 14' 00" E     39 Degree 13' 45"S
174 Degree 14' 00" E     39 Degree 13' 30"S
174 Degree 14' 45" E     39 Degree 13' 30"S
174 Degree 14' 45" E     39 Degree 13' 45"S
174 Degree 15' 00" E     39 Degree 13' 45"S
174 Degree 15' 00" E     39 Degree 14' 00"S
174 Degree 18' 45" E     39 Degree 14' 00"S
174 Degree 18' 45" E     39 Degree 14' 15"S
174 Degree 19' 00" E     39 Degree 14' 15"S
174 Degree 19' 00" E     39 Degree 14' 45"S
174 Degree 18' 45" E     39 Degree 14' 45"S
174 Degree 18' 45" E     39 Degree 15' 00"S
174 Degree 18' 30" E     39 Degree 15' 00"S
174 Degree 18' 30" E     39 Degree 15' 15"S
174 Degree 18' 15" E     39 Degree 15' 15"S
174 Degree 18' 15" E     39 Degree 15' 45"S
174 Degree 18' 00" E     39 Degree 15' 45"S
174 Degree 18' 00" E     39 Degree 16' 30"S
174 Degree 19' 45" E     39 Degree 16' 30"S
174 Degree 19' 45" E     39 Degree 15' 00"S
174 Degree 20' 00" E     39 Degree 15' 00"S
174 Degree 20' 00" E     39 Degree 12' 00"S
174 Degree 20' 30" E     39 Degree 12' 00"S